                                                      Exhibit (99)
                                                      Commonwealth Edison
                                                      Company
                                                      Form 8-K File No. 1-1839

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                                     INDEX

                                                                          PAGE
                                                                          -----
Definitions..............................................................     2
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  3-13
Report of Independent Public Accountants.................................    14
Summary of Selected Consolidated Financial Data..........................    15
Price Range and Dividends Paid Per Share of Common Stock.................    15
1994 Revenues and Sales..................................................    15
Consolidated Financial Statements--
  Statements of Consolidated Income for the years 1994, 1993 and 1992....    16
  Consolidated Balance Sheets--December 31, 1994 and 1993................ 17-18
  Statements of Consolidated Capitalization--December 31, 1994 and 1993..    19
  Statements of Consolidated Retained Earnings for the years 1994, 1993
   and 1992..............................................................    20
  Statements of Consolidated Premium on Common Stock and Other Paid-In
   Capital for the years 1994, 1993 and 1992.............................    20
  Statements of Consolidated Cash Flows for the years 1994, 1993 and
   1992..................................................................    21
  Notes to Financial Statements.......................................... 22-43

                                  DEFINITIONS

  Certain terms are used in this Appendix with the following meanings:

         TERM                                         MEANING
- -----------------------  ------------------------------------------------------------------
AFUDC                    Allowance for funds used during construction
AMT                      Alternative minimum tax
CERCLA                   Comprehensive Environmental Response, Compensation and Liability
                          Act of 1980, as amended
Circuit Court            Circuit Court of Cook County, Illinois
Clean Air Amendments     Clean Air Act Amendments of 1990
ComEd                    Commonwealth Edison Company, which is a majority-owned subsidiary of Unicom.
Cotter                   Cotter Corporation, which is a wholly-owned subsidiary of ComEd.
DOE                      U.S. Department of Energy
FASB                     Financial Accounting Standards Board
FERC                     Federal Energy Regulatory Commission
Fuel Matters Settlement  A settlement relating to the ICC fuel reconciliation proceedings involving ComEd for the period from 1985 through 1988 and to future challenges by the settling parties to the prudency of
                          ComEd's western coal costs for the period from 1989 through 1992.
ICC                      Illinois Commerce Commission
Illinois EPA             Illinois Environmental Protection Agency
Indiana Company          Commonwealth Edison Company of Indiana, Inc., which is a wholly-
                          owned subsidiary of ComEd.
MGP                      Manufactured gas plant
NEIL                     Nuclear Electric Insurance Limited
NML                      Nuclear Mutual Limited
NRC                      Nuclear Regulatory Commission
Rate Matters Settlement  A settlement concerning the proceedings relating to ComEd's 1985 and 1991 ICC rate orders (which orders relate to, among other things, the recovery of costs associated with ComEd's four most recently completed nuclear generating units), the proceedings relating to the reduction in the difference between ComEd's summer and non-summer residential rates that was effected in the summer of 1988, outstanding issues relating to the appropriate interest rate and rate design to be applied to a refund made by
                          ComEd during 1990 relating to a 1988 ICC rate order, and matters related to a rider to ComEd's rates that it was required to file as a result of the change in the federal corporate tax rate made by the Tax Reform Act of 1986.
Rate Order               ICC rate order issued on January 9, 1995
Remand Order             ICC rate order issued on January 6, 1993, as subsequently modified
SEC                      Securities and Exchange Commission
SFAS                     Statement of Financial Accounting Standards
Unicom                   Unicom Corporation
Unicom Enterprises       Unicom Enterprises Inc., which is a wholly-owned subsidiary of
                          Unicom.
Units                    ComEd's nuclear generating units known as Byron Unit 2 and
                          Braidwood Units 1 and 2
U.S. EPA                 U.S. Environmental Protection Agency

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  On September 1, 1994, a corporate restructuring took place in which Unicom became the parent holding company of ComEd and Unicom Enterprises, an unregulated subsidiary engaged, through a subsidiary, in energy service activities. The primary purpose of the restructuring was to permit Unicom Enterprises to engage in energy service activities without the prior approval of, or being regulated by, the ICC, in part to permit timely responses to competitive activities which could adversely affect ComEd's utility business.

LIQUIDITY AND CAPITAL RESOURCES

  Capital Budgets. ComEd and its electric utility subsidiary, the Indiana Company, have a construction program for the three-year period 1995-97 which consists principally of improvements to ComEd's and the Indiana Company's existing nuclear and other electric production, transmission and distribution facilities. It does not include funds (other than for planning) to add new generating capacity to ComEd's system. The program, as approved by Unicom and ComEd in December 1994, calls for electric plant and equipment expenditures of approximately $2,750 million (excluding nuclear fuel expenditures of approximately $800 million). It is estimated that such construction expenditures, with cost escalation computed at 3.5% annually, will be as follows:

                                                                      THREE-YEAR
                                                       1995 1996 1997   TOTAL
                                                       ---- ---- ---- ----------
                                                         (MILLIONS OF DOLLARS)
   Production......................................... $415 $395 $360   $1,170
   Transmission and Distribution......................  410  445  455    1,310
   General............................................   95   90   85      270
                                                       ---- ---- ----   ------
       Total.......................................... $920 $930 $900   $2,750
                                                       ==== ==== ====   ======

  In October 1994, ComEd made a commitment to provide for the replacement of the steam generators at its Braidwood Unit 1 and Byron Unit 1 nuclear generating plants, for service in the years 1998 and 1999, respectively, at a total estimated cost of approximately $470 million. Approximately $170 million of this commitment is included in the construction expenditures shown above.


  ComEd's forecasts of peak load indicate a need for additional resources to meet demand, either through generating capacity or through equivalent purchased power or demand-side management resources, in 1997 and each year thereafter through the year 2000. The projected resource needs reflect the current planning reserve margin recommendations of the Mid-America Interconnected Network, the reliability council of which ComEd is a member. ComEd's forecasts indicate that the need for additional resources during this period would exist only during the summer months. ComEd does not expect to make expenditures for additional capacity to the extent the need for capacity can be met through cost-effective demand-side management resources, non-utility generation or other power purchases. To assess the market potential to provide such cost-effective resources, ComEd solicited proposals to supply it with cost-effective demand-side management resources, non-utility generation resources and other-utility power purchases sufficient to meet forecasted requirements through the year 2000. The responses to the solicitation suggest that adequate resources to meet ComEd's needs could be obtained from those sources but ComEd has not yet determined whether those sources represent the most economical alternative. If ComEd were to build additional capacity to meet its needs, it would need to make additional expenditures during the 1995-97 period.

  ComEd has not budgeted for a number of projects, particularly at generating stations, which could be required, but which ComEd does not expect to be required during the budget period. In particular,

ComEd has not budgeted for the construction of scrubbers at its Kincaid station or for the replacement of major amounts of piping at its boiling water reactor nuclear stations. See "Regulation" below for additional information.

  Purchase commitments for ComEd and the Indiana Company, principally related to construction and nuclear fuel, approximated $1,210 million at December 31, 1994. In addition, ComEd has substantial commitments for the purchase of coal as indicated in the following table.

    CONTRACT                                            PERIOD   COMMITMENT (1)
    --------                                           --------- --------------
Black Butte Coal Co................................... 1995-2007     $1,119
Decker Coal Co........................................ 1995-2015     $  822
Big Horn Coal Co...................................... 1998          $   21
Other commitments..................................... 1995-1996     $   31

- --------
(1) Estimated costs in millions of dollars FOB mine. No estimate of future escalation has been made.

For additional information concerning these coal contracts and ComEd's fuel supply, see "Results of Operations" below and Notes 1 and 19 of Notes to Financial Statements.

  ComEd's construction program will be reviewed and modified as necessary to adapt to changing economic conditions, rate levels and other relevant factors including changing business and legal needs and requirements. ComEd cannot anticipate all such possible needs and requirements. While regulatory needs in particular are more likely, on balance, to require increases in construction expenditures than decreases, ComEd's financial condition may require compensating or greater reductions in other construction expenditures.

  Capital Resources. ComEd has forecast that internal sources will provide more than three-fourths of the funds required for ComEd's construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning funds, sinking fund obligations and refinancing of scheduled debt maturities (the annual sinking fund requirements for preference stock and long-term debt are summarized in Notes 7 and 8, respectively, of Notes to Financial Statements). The forecast assumes the rate levels reflected in the Rate Order.

  The type and amount of external financing will depend on financial market conditions and the needs and capital structure of ComEd at the time of such financing. ComEd's new money financing requirements have increased in recent years due to higher expenditures and lower operating cash flows resulting from reduced revenues due to customer refunds and rate level adjustments ordered in various proceedings related to the level of ComEd's rates and the effects of the Rate Matters Settlement and the Fuel Matters Settlement. ComEd's balances of cash and cash investments decreased by approximately $814 million from December 31, 1993 to December 31, 1994, primarily due to the effects of those settlements. A portion of ComEd's financing is expected to be provided through the continued sale and leaseback of nuclear fuel through ComEd's existing nuclear fuel lease facility. ComEd has approximately $915 million of unused bank lines of credit at December 31, 1994 which may be borrowed at various interest rates and which may be secured or unsecured. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon ComEd's credit ratings or on a prime interest rate. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. See Note 9 of Notes to Financial Statements for information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1994, 1993 and 1992.

  From January through August 1994, ComEd issued 236,110 shares of common stock for approximately $5,435,000 under its employee stock plans. During 1994, ComEd also issued and sold 3,000,000 shares of $2.425 Cumulative Preference Stock; sold and leased back approximately

$306,649,000 of nuclear fuel through its existing nuclear fuel lease; refinanced $249,200,000 of outstanding pollution control revenue bonds through the issuance, through the Illinois Development Finance Authority, of an equivalent amount of lower cost variable rate and fixed rate bonds (of which $157,000,000 was collaterally secured through the issuance to the related bond trustee of an equivalent amount of first mortgage bonds); and issued $300,000,000 of other long-term debt.

  As of January 27, 1995, ComEd has an effective "shelf" registration statement with the SEC for the future sale of up to an additional $805 million of debt securities and cumulative preference stock for general corporate purposes of ComEd, including the discharge or refund of other outstanding securities.

  Financial Condition. ComEd's financial condition will continue to depend on its ability to generate revenues to cover its costs and to maintain adequate debt and preferred and preference stock coverages and common stock equity earnings. ComEd's management recognizes that competitive and regulatory circumstances in Illinois may limit its ability to raise its rates. Consequently, ComEd's financial condition will be affected by, and ComEd's management is addressing, actions to maintain and increase sales, to control operating and capital expenditures, and to anticipate competitive activities. During the past several years, ComEd has instituted cost reduction plans including various workforce reductions. ComEd reached agreement in August 1993 with its unions regarding certain cost reduction actions. The agreement provided for a wage freeze until April 1, 1994, changes to reduce health care plan costs, increased use of part-time employment and changes in holiday provisions. The agreement also included a continuation of negotiations relative to other issues. ComEd and union representatives reached agreement in February 1994 and announced an offer of a voluntary early retirement program. This program is available to ComEd and the Indiana Company management, non-union and union employees eligible to retire or who would become eligible to retire after December 31, 1993 and before April 1, 1995. The period for most eligible employees to elect to participate in the program expired on April 20, 1994. The charge to income related to the program in 1994 was approximately $20 million (net of income tax effects) related to employees who accepted the program during 1994. ComEd estimates that, in total, approximately $21 million (net of income tax effects) will be charged to income as a result of the program. See "Regulation" below and Note 12 of Notes to Financial Statements.

  The current ratings of ComEd's securities by three principal securities rating agencies are as follows:

                                                                STANDARD DUFF &
                                                        MOODY'S & POOR'S PHELPS
                                                        ------- -------- ------
      First mortgage and secured pollution control
       bonds...........................................  Baa2     BBB    BBB
      Publicly-held debentures and unsecured pollution
       control obligations.............................  Baa3     BBB-   BBB-
      Convertible preferred stock......................  baa3     BBB-   BB+
      Preference stock.................................  baa3     BBB-   BB+
      Commercial paper.................................  P-2      A-2    Duff 2

  On October 27, 1993, Standard & Poor's changed its "outlook" on ComEd's ratings from stable to negative as part of its larger assessment of the electric utility industry. In January 1995, following the issuance of the Rate Order, Standard & Poor's affirmed its ratings of ComEd's debt, with its ratings "outlook" remaining negative. In December 1993, Moody's and Duff & Phelps affirmed their ratings of ComEd's securities, and Moody's rating outlook on ComEd remained stable.

  Business and Competition. The electric utility business has historically been characterized by retail service monopolies in state or locally franchised service territories. Investor-owned electric utilities have tended to be vertically integrated with all aspects of their business subject to pervasive regulation. Although customers have normally been free to supply their electric power needs through self-generation, they have not had a choice of electric suppliers and self-generation has not generally been economical.

  The market in which electric utilities like ComEd operate has become more competitive and many observers believe competition will intensify. Self-generation can be economical for certain customers, depending on how and when they use electricity and other customer-specific considerations. A number of competitors are currently seeking to identify and do business with those customers. In addition, suppliers of other forms of energy are increasingly competing to supply energy needs which historically were supplied primarily or exclusively by electricity.

  The Energy Policy Act of 1992 will likely have a significant effect on companies engaged in the generation, transmission, distribution, purchase and sale of electricity. This Act, among other things, expands the authority of the FERC to order electric utilities to transmit or "wheel" wholesale power for others, and facilitates the creation of non-utility electric generating companies. Although ComEd cannot now predict the full impact of this Act, it will likely create and increase competition affecting ComEd.

  ComEd is facing increased competition from several non-utility businesses which seek to provide energy services to users of electricity, especially larger customers such as industrial, commercial and wholesale customers. Such suppliers include independent power producers and unregulated energy services companies. In this regard, natural gas utilities operating in ComEd's service area have established subsidiary ventures to provide heating, ventilating and air conditioning services, attempting to attract ComEd's customers. Also, several utilities in the United States have established unregulated energy services subsidiaries which pursue business opportunities wherever they exist. In addition, cogeneration and energy services companies have begun soliciting ComEd's customers to provide alternatives to using ComEd's electricity. In October 1993, the ICC granted ComEd the authority to negotiate special discount contract rates with new or existing industrial customers for up to a total of 400 megawatts of added load, where the customers would not have chosen service from ComEd for the increased load in the absence of the discount rates. In addition, in June 1994, the ICC granted ComEd the authority to negotiate special discount contract rates with up to 25 of its largest existing customers, where such contracts would be necessary to retain the customers' existing load on ComEd's system.

  ComEd recently negotiated amendments to existing contracts with three of its wholesale municipal customers, which extended the contracts for an additional ten-year period past the 1997 expiration dates. ComEd was one of a number of bidders for providing service to these customers. The contracts became effective upon FERC approval.

  The ICC formed a task force for the purpose of conducting a broad-based and open examination of the expanding presence of market components within the electric utility industry. Participants from more than forty organizations, including representatives from the electric utility industry, are meeting to examine three broad issues: effects of regulation, competition and future regulatory and legislative changes. A report examining all sides of the issues is planned for release in the first half of 1995 to the ICC, the legislature, the Governor and other Illinois constitutional officers.

  Capital Structure. The ratio of long-term debt to total capitalization has decreased to 54.6% at December 31, 1994 from 55.0% at December 31, 1993. This decrease is related primarily to the retirement and early redemption of long-term debt and the issuance of cumulative preference stock.

REGULATION

  ComEd and the Indiana Company are subject to state and federal regulation in the conduct of their respective businesses, including the operations of Cotter. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect operational and capital expenditures.

  Rate Proceedings. ComEd's revenues, net income, cash flows and plant carrying costs have been affected directly by various rate-related proceedings. During the periods presented in the consolidated financial statements, ComEd was involved in a number of proceedings concerning its rates. The uncertainties associated with such proceedings and related issues, among other things, led to the Rate Matters Settlement and the Fuel Matters Settlement (see Note 2 of Notes to Financial Statements). The effects of the aforementioned rate proceedings and settlements during the periods presented are discussed below under "Results of Operations."

  On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 10, 1994 rate increase request. The Rate Order provides, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates, (ii) the collection of municipal franchise costs as an adder to base rates until May 1, 1995, when such costs will be collected prospectively on an individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. ComEd expects the Rate Order to be appealed by the intervenors in the rate proceeding.

  In the Rate Order, the ICC determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base. The ICC also determined, however, that ComEd's annual nuclear plant decommissioning cost collections from its ratepayers should be reduced from the $127 million previously authorized in the 1991 ICC rate order to $112.7 million. The $112.7 million annual collection amount primarily resulted from the ICC's decision to exclude from ComEd's costs subject to collection a contingency allowance. As noted above, the Rate Order establishes a rider which will allow annual adjustments to decommissioning cost collections outside of the context of a traditional rate proceeding. Such rider is intended to allow adjustments in decommissioning cost recoveries from ratepayers as changes in cost estimates become identifiable. Under Illinois law, decommissioning cost collections are required to be deposited in external trust funds; and consequently, such collections do not add to the cash flows available for general corporate purposes.

  Nuclear Matters. During the past several years, the NRC has placed two of ComEd's nuclear generating stations, Zion station and Dresden station, on its list of plants to be monitored closely. Although Zion station (which was placed on the list in early 1991) was removed from that list in February 1993, Dresden station (which was placed on the list in early 1992) remains on the list. The NRC concern with Dresden station was that, although processes and programs were in place to make improvements, the rate of improvement needed to accelerate. In February 1995, the NRC reported that a sense of progress at Dresden is evident, but that more time is needed to determine if the improving trend will continue. Because of the age of the Zion, Dresden and Quad-Cities stations, ComEd anticipates increased expenditures for operation and maintenance expenses in order to improve reliability and to meet NRC regulatory expectations. Accordingly, ComEd has restructured its management of its nuclear stations and committed additional resources to the stations' operations.

  In January 1994, ComEd was notified by the NRC that ComEd's LaSalle County and Quad-Cities stations were placed on the list of plants with adverse performance trends. ComEd was informed that the NRC concerns about LaSalle County station included, among other matters, deficient radiation worker practices. The NRC concerns with Quad-Cities station included, among other matters, deficiencies in the condition of certain station equipment and the effectiveness of the operators of the units in identifying and responding to certain operational problems. ComEd has provided written and verbal responses to the NRC and is working to resolve the concerns. In the February 1995 report, the NRC concluded that LaSalle County had arrested the adverse trends in most areas and "normal" designation should be returned. Like Dresden and LaSalle County, the NRC noted that positive developments had been observed at Quad-Cities but additional time was required to determine if those developments had been effective in arresting the adverse trends and thus Quad-Cities remains on the list of plants with adverse performance trends. As noted above, ComEd anticipates continued increased expenditures in connection with those stations. In addition, generating station availability and performance during a year may be issues in fuel reconciliation proceedings in assessing the prudence of fuel and power purchases during such year. ICC orders have been issued in fuel reconciliation proceedings for years prior to 1993.

  ComEd estimates that it will expend approximately $15 billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs, which are estimated to aggregate approximately $3.5 billion, in current-year (1995) dollars, are expected to be funded by the external decommissioning trust funds which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations. See Note 1 of Notes to Financial Statements under "Depreciation and Decommissioning" for additional information regarding decommissioning costs.

  Environmental Matters. The Clean Air Amendments require reductions in sulfur dioxide emissions from ComEd's Kincaid station. The Clean Air Amendments also bar future utility sulfur dioxide emissions except to the extent utilities hold allowances for their emissions. Allowances which authorize their holder to emit sulfur dioxide have been issued by the U.S. EPA based largely on historical levels of sulfur dioxide emissions. These allowances are transferable and marketable. ComEd's ability to increase generation in the future to meet expected increased demand for electricity will depend in part on ComEd and the Indiana Company's ability to acquire additional allowances or to reduce emissions below otherwise allowable levels from their existing generating plants. In addition, the Clean Air Amendments require studies to determine what controls, if any, should be imposed on utilities to control air toxic emissions, including mercury. ComEd's Clean Air Compliance Plan for Kincaid station was approved by the ICC on July 8, 1993. In late 1993, however, a federal court declared the Illinois law under which the approval was received to be unconstitutional and compliance plans prepared and approved in reliance on the law to be void. In January 1995, the federal court's decision was affirmed by the U.S. Court of Appeals. It is not known whether a petition for rehearing or further appeals will be filed. Under the Compliance Plan approved by the ICC, ComEd would have been allowed to burn low sulfur Illinois coal at Kincaid station without the installation of pollution control equipment for the years 1995 through 1999, and to purchase any necessary emission allowances that are expected to be available under the Clean Air Amendments during this period. Also, under the Plan, ComEd expected to install pollution control equipment for Kincaid station by the year 2000. When the final outcome of the federal litigation is known, ComEd will determine whether any changes are required.

  The Clean Air Amendments also require reductions in nitrogen oxide emissions from ComEd and the Indiana Company's fossil fuel generating units. The Illinois EPA has proposed rules with respect to such emissions which would require modifications to certain of ComEd's boilers inside the Chicago ozone non-attainment area. The proposed rules are currently under review. The Illinois EPA is also considering nitrogen oxide emission reductions at ComEd generating stations outside the Chicago ozone non-attainment area.

RESULTS OF OPERATIONS

  Net Income on Common Stock. ComEd's 1994 results reflect higher revenues as a result of the favorable comparison to 1993 in which the effects of the Rate Matters Settlement and the Fuel Matters Settlement were recorded and ComEd's increased kilowatthour sales to ultimate consumers. The effects of these items were partially offset by higher operation and maintenance expenses, which include an after-tax charge for additional pension costs related to an early retirement program of $20 million or $0.09 per common share. ComEd also recorded a reduction in the carrying value of its investments in uranium-related properties in 1994, which reduced net income by $33.8 million or $0.16 per common share.

  The 1993 results were significantly affected by the recording of the effects of the Rate Matters Settlement and the Fuel Matters Settlement, which reduced 1993 net income by approximately $354 million or $1.66 per common share, in addition to the effect of the deferred recognition of revenues which ComEd had recorded during 1993 (approximately $160 million or $0.75 per common share), and after the partially offsetting effect of recording approximately $269 million or $1.26 per common share in deferred carrying charges, net of income taxes, as authorized in the Remand Order. The 1993 earnings also reflect a one-time favorable cumulative effect of $9.7 million or $0.05 per common share as a result of the adoption of SFAS No. 109, Accounting for Income Taxes, in January 1993. The effect of the non-recurring items was partially offset by a higher level of kilowatthour sales and lower operation and maintenance expenses. Excluding non-recurring items, earnings in 1993 would have been $1.83 per common share.

  The 1992 results were significantly affected by the decreased level of kilowatthour sales due to a cooler than normal summer, higher operation and maintenance expenses, higher revenues resulting from the full effect of the rate increase which became effective on March 20, 1991, lower fuel and purchased power costs and the 1992 reduction to net income of $50 million or $0.24 per common share to reflect a provision for additional refunds and interest related to the 1985 ICC rate order. Excluding non-recurring items, earnings in 1992 would have been $2.32 per common share.

  Kilowatthour Sales. Kilowatthour sales to ultimate consumers increased 2.8% in 1994, the result of increased sales to all classes of customers (except railroads, which decreased), due in part to warmer summer weather and colder winter weather as compared to 1993. The service territory economy also improved during 1994, which contributed to the increase in kilowatthour sales. Kilowatthour sales to ultimate consumers increased 4.6% in 1993, the result of increased sales to all classes of customers (except railroads, which decreased), due primarily to more normal summer weather in 1993 as compared to 1992. Kilowatthour sales to ultimate consumers decreased 4.6% in 1992 principally reflecting lower kilowatthour sales to residential consumers as a result of a cooler than normal summer. Kilowatthour sales including sales for resale decreased 3.0% in 1994, increased 16.0% in 1993 and decreased 3.7% in 1992.

  Electric Operating Revenues. Operating revenues increased $1,017 million in 1994 principally reflecting the favorable comparison to 1993 in which the effects of the Rate Matters Settlement and the Fuel Matters Settlement were recorded and the increased level of kilowatthour sales to ultimate consumers described above. The increase was partially offset by a decrease in energy costs recovered under the fuel adjustment provision in ComEd's rates.

  Operating revenues decreased $766 million in 1993 principally reflecting the recording of the effects of the Rate Matters Settlement and the Fuel Matters Settlement, which reduced 1993 electric operating revenues by $1,282 million. This reduction was partially offset by a higher level of kilowatthour sales and an increase in energy costs recovered under the fuel adjustment provision in ComEd's rates. See "Net Income on Common Stock" above and Note 2 of Notes to Financial Statements for additional information.

  Operating revenues decreased $249 million in 1992 principally reflecting a lower level of kilowatthour sales due to a cooler than normal summer, a decrease in the recovery of energy costs under the fuel adjustment provision in ComEd's rates and a provision for revenue refunds of approximately $18 million related to the 1985 ICC rate order. The decrease more than offset the full effect of the rate increase authorized in the 1991 ICC rate order, which became effective on March 20, 1991.

  Fuel Costs. Changes in fuel expense for 1994, 1993 and 1992 primarily resulted from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:

                                                         1994    1993    1992
                                                        ------  ------  ------
   Cost of fuel consumed (per million Btu):
     Nuclear...........................................  $0.53   $0.52   $0.52
     Coal..............................................  $2.31   $2.89   $2.96
     Oil...............................................  $2.89   $3.03   $3.02
     Natural gas.......................................  $2.27   $2.70   $2.36
     Average all fuels.................................  $1.08   $1.15   $0.97
     Net generation of electric energy (millions of
      kilowatthours)................................... 90,243  94,266  79,889
   Fuel sources of kilowatthour generation:
     Nuclear...........................................     71%     75%     83%
     Coal..............................................     25      23      15
     Oil...............................................      1       1       1
     Natural gas.......................................      3       1       1
                                                        ------  ------  ------
                                                           100%    100%    100%
                                                        ======  ======  ======

  In February 1992, a $46 million court-ordered refund from the DOE relating to spent nuclear fuel disposal costs was refunded to ComEd's ratepayers through the fuel adjustment clause.

  Under the Energy Policy Act of 1992, investor-owned electric utilities that have purchased enrichment services from the DOE are being assessed amounts to fund a portion of the cost for the decontamination and decommissioning of three nuclear enrichment facilities previously operated by the DOE. ComEd's portion of such assessments is estimated to be approximately $15 million per year (to be adjusted annually for inflation). The Act provides that such assessments are to be treated as a cost of fuel. See Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs" for information related to the accounting for such costs.

  Fuel Supply. Compared to other utilities, ComEd has relatively low average fuel costs. This results from ComEd's reliance predominantly on lower cost nuclear generation. ComEd's coal costs, however, are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal were renegotiated during 1992 effective as of January 1, 1993, to provide, among other things, for significant reductions in the delivered price of the coal over the duration of the contracts. However, the renegotiated contracts provide for the purchase of certain coal at prices substantially above currently prevailing market prices and ComEd has significant purchase commitments under its contracts. In addition, as of December 31, 1994, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $498 million. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. For additional information concerning ComEd's coal purchase commitments, fuel reconciliation proceedings and coal reserves, see "Liquidity and Capital Resources" above and Notes 1, 2 and 19 of Notes to Financial Statements.

  Purchased Power. Amounts of purchased power are primarily affected by system load, the availability of ComEd and the Indiana Company's generating units and the availability and cost of power from other utilities.

  The number and average cost of kilowatthours purchased were as follows:

                                                             1994   1993  1992
                                                             -----  ----  -----
   Kilowatthours (millions)................................. 2,068   644  2,555
   Cost per kilowatthour....................................  2.86c 1.91c  1.78c

  Deferred Under or Overrecovered Energy Costs--Net. Operating expenses for the years 1994, 1993 and 1992 reflect the net change in under or overrecovered allowable energy costs under ComEd's fuel adjustment clause. See "Fuel Costs" and "Fuel Supply" above and Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs."

  Operation and Maintenance Expenses. Total operation and maintenance expenses increased 2% during 1994, decreased 4% during 1993 and increased 9% during 1992. The increase in 1994 primarily reflects an increase in operation and maintenance expenses associated with pension benefit costs, incentive compensation programs, nuclear and fossil generating stations, certain other employee benefits, and certain administrative and general costs, partially offset by lower expenses associated with transmission and distribution facilities. The decrease in 1993 primarily reflects a decrease in operation and maintenance expenses associated with nuclear and fossil generating stations, lower costs of pension benefits and customer-related activities, a decrease in the number of employees and lower research costs, partially offset by higher costs of postretirement health care benefits and the cost related to the 1993 special incentive plan for employees. The increase in 1992 primarily reflects an increase in operation and maintenance expenses associated with nuclear generating stations, higher costs of pension and postretirement health care benefits and an increased number of employees. Wage increases, the effects of which are reflected in the increases and decreases discussed below, have increased operation and maintenance expenses during 1994 and 1992. Wages in 1993 were not increased over 1992 levels. Operation and maintenance expenses in 1994 include approximately $20 million for wage increases. The effects of inflation have increased operation and maintenance costs during the periods and are also reflected in the increases and decreases discussed below.

  The cost of pension benefits (net of amounts charged to construction) increased $29 million in 1994, decreased $16 million in 1993 and increased $21 million in 1992. The increase in pension benefits in 1994 reflects $34 million related to employees who elected in 1994 to take early retirements under a 1994 early retirement program. It is estimated that, in total, the program will result in the recognition of approximately $35 million of pension cost (see "Liquidity and Capital Resources," subcaption "Financial Condition" above for additional information). The 1992 pension increase reflects the effect of ComEd's workforce reduction program in which a charge to income of $26 million was recorded in 1992. See Note 12 of Notes to Financial Statements for additional information. Additional costs associated with ComEd's management workforce reduction program of approximately $11 million were recorded in 1992, which adversely impacted operation and maintenance expenses for 1992. The cost of postretirement health care benefits (net of amounts charged to construction) increased $14 million and $29 million in 1993 and 1992, respectively. The $14 million increase in 1993 reflects an increase in the cost of postretirement health care benefits of $17 million as a result of adopting on January 1, 1993, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (see Note 13 of Notes to Financial Statements for additional information). Certain other employee benefits increased $4 million in 1994, primarily due to an increase in medical costs for active employees.

  Operation and maintenance expenses associated with the nuclear generating stations increased $9 million in 1994, decreased $74 million in 1993 and increased $105 million in 1992. The increase at the nuclear stations in 1994 is due to activities undertaken during increased scheduled and non-scheduled outages. The decrease at the nuclear generating stations in 1993 includes the effects of ComEd's cost reduction efforts. Future operation and maintenance expenses associated with nuclear generating stations may be significantly affected by regulatory, operational and other requirements. See "Nuclear Matters" under "Regulation" above. Operation and maintenance expenses associated with the fossil generating stations increased $4 million and decreased $13 million for 1994 and 1993, respectively. The increase in 1994 reflects, in part, activities undertaken during a greater number of scheduled overhauls. The decrease in 1993 includes the effects of ComEd's cost reduction efforts. Research costs also decreased $10 million in 1993 due to the cost reduction efforts.

  Operation and maintenance expenses associated with ComEd's transmission and distribution system decreased $18 million in 1994. The decrease in 1994 reflects the effects of cost containment efforts. Costs of customer-related activities decreased $13 million in 1993.

  Operation and maintenance expenses in 1994 reflect a $50 million cost for employee incentive compensation plans related to the achievement of certain financial performance, cost containment and operating performance goals. Operation and maintenance expenses in 1993 reflect a $36 million special incentive plan cost for employees related to a sharing of operation and maintenance savings below 1993 budgeted levels.

  Certain administrative and general costs increased an additional $12 million in 1994 primarily due to increases in the provisions for injuries and damages and obsolete materials.

  In 1993, a provision of $5 million was recorded to reflect the low end of the range of ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. In 1991, a provision of $25 million was recorded which reflects the low end of the range of ComEd's estimate of the liability associated with former MGP sites. See Note 19 of Notes to Financial Statements for additional information concerning cleanup costs of remediation sites and former MGP sites.

  Depreciation. Depreciation expense increased in 1994 and 1993 as a result of additions to plant in service. Depreciation expense increased in 1992 as a result of reflecting in expense a full year's effect of increased decommissioning costs allowed by the 1991 ICC rate order, which became effective March 20, 1991. See Note 1 of Notes to Financial Statements for information concerning depreciation rates and decommissioning costs.

  Interest on Debt. Changes in interest on long-term debt and notes payable for the years 1994, 1993 and 1992 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on long-term debt also reflected new issues of debt and the retirement and redemption of issues which were refinanced at generally lower rates of interest. The average amounts of long-term debt and notes payable outstanding and average interest rates thereon were as follows:

                                                          1994    1993    1992
                                                         ------  ------  ------
   Long-term debt outstanding:
     Average amount (millions).......................... $7,934  $8,105  $7,700
     Average interest rate..............................   7.83%   8.03%   8.58%
   Notes payable outstanding:
     Average amount (millions).......................... $    9  $    6  $   17
     Average interest rate..............................   6.48%   5.83%   4.43%

  Deferred Carrying Charges. In the Remand Order, the ICC provided that, for ratemaking purposes, deferred carrying charges on the reasonable and "used and useful" plant costs of the Units for the period April 1, 1989 until approximately March 20, 1991, the date under the Remand Order that the Units were reflected in rates, could be deferred and amortized. Approximately $438 million of such costs was capitalized as a regulatory asset in October 1993 and resulted in an increase to net income for the year 1993 of approximately $269 million or $1.26 per common share. Amortization of deferred carrying charges for the years 1994 and 1993 amounted to approximately $13 million and $2 million, respectively.

  Income Taxes. In the third quarter of 1993, the President of the United States signed into law a deficit-reduction plan that included, among other things, an increase in the federal statutory corporate income tax rate from 34% to 35%, effective January 1, 1993. The recording of the effects of the increased taxes began in 1993. In addition, a net increase in the deferred income tax liability was recorded in the third quarter of 1993 which was primarily offset by regulatory assets net of regulatory liabilities, reflecting the increase in taxes recoverable in rates to settle net income tax liabilities recorded in prior years.

  Further, the effects of the elimination of a scheduled reduction in a component of the statutory Illinois income tax rate, which was to have declined to 4.4% from 4.8%, effective July 1, 1993, were recorded in the third quarter of 1993.

  In 1993, a loss for income tax purposes was recorded. Income tax overpayments resulting from such loss and other tax refunds, approximating $36 million and $187 million at December 31, 1994 and 1993, respectively, were included in receivables in the Consolidated Balance Sheets.

  See Note 14 of Notes to Financial Statements for information concerning the accounting standard adopted in January 1993 which requires an asset and liability approach for financial accounting and reporting for income taxes rather than the deferred method.

  Decommissioning. The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including ComEd, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB has agreed to review the accounting for nuclear decommissioning costs. If current electric utility industry accounting practices for such decommissioning costs are changed: (1) annual provisions for decommissioning could increase; (2) the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation; and (3) trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense. ComEd does not believe that such changes, if required, would have an adverse effect on results of operations due to its current and future ability to recover decommissioning costs through rates.

  Investments in Uranium-Related Properties. In May 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by approximately $33.8 million or $0.16 per common share.

  Other Items. The amounts of AFUDC reflect changes in the average levels of investment subject to AFUDC and changes in the average annual rates as discussed in Note 1 of Notes to Financial Statements. AFUDC does not contribute to the current cash flow of ComEd.

  The ratios of earnings to fixed charges for the years 1994, 1993 and 1992 were 1.99, 1.19 and 2.06, respectively. The ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1994, 1993 and 1992 were 1.73, 1.03 and 1.78, respectively.

  Business corporations in general have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities in particular have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in ComEd's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Commonwealth Edison Company:

  We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Commonwealth Edison Company (an Illinois corporation) and subsidiary companies as of December 31, 1994 and 1993, and the related statements of consolidated income, retained earnings, premium on common stock and other paid-in capital and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Edison Company and subsidiary companies as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Notes 13 and 14, effective January 1, 1993, the Company changed its method of accounting for postretirement health care benefits and income taxes, respectively.

                                          Arthur Andersen LLP

Chicago, Illinois
January 27, 1995

             COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                                       1994    1993    1992       1991    1990
                                      ------- ------- -------    ------- -------
                                       (MILLIONS OF DOLLARS EXCEPT PER SHARE
                                                       DATA)
Electric operating revenues.........  $ 6,278 $ 5,260 $ 6,026    $ 6,276 $ 5,311
Net income..........................  $   424 $   112 $   514    $    95 $   128
Earnings per common share...........  $  1.68 $  0.22 $  2.08    $  0.08 $  0.22
Cash dividends declared per common
 share..............................  $  1.60 $  1.60 $  2.30    $  3.00 $  3.00
Total assets (at end of year).......  $23,076 $24,380 $20,993(1) $17,365 $17,889
Long-term obligations at end of year
 excluding current portion:
  Long-term debt and preference
   stock subject to mandatory
   redemption requirements..........  $ 7,745 $ 7,861 $ 7,913    $ 7,081 $ 7,341
  Accrued spent nuclear fuel dis-
   posal fee and related interest...  $   590 $   567 $   549    $   530 $   500
  Capital lease obligations.........  $   431 $   321 $   347    $   396 $   387
  Other long-term obligations.......  $ 1,754 $ 1,718 $   666    $   341 $   225

- --------
(1) See Note 14 of Notes to Financial Statements for additional information.

PRICE RANGE* AND DIVIDENDS PAID PER SHARE OF COMMON STOCK

                             1994 (BY QUARTERS)         1993 (BY QUARTERS)
                         -------------------------- ---------------------------
                         FOURTH THIRD SECOND FIRST  FOURTH THIRD  SECOND FIRST
                         ------ ----- ------ ------ ------ ------ ------ ------
Price range:
  High..................  --     --    26    28 3/4 30 5/8 31 5/8 29 7/8 28 1/4
  Low...................  --     --    22    25 1/8 27 3/8 27 3/8 25 5/8 22 7/8
Cash dividends paid.....  40c    40c   40c   40c    40c    40c    40c    40c

* As reported as NYSE Composite Transactions.
- --------

  Prior to the corporate restructuring on September 1, 1994, ComEd's common stock was traded on the New York, Chicago and Pacific stock exchanges, with the ticker symbol CWE. See Note 1 of Notes to Financial Statements for additional information.

1994 REVENUES AND SALES

                           ELECTRIC
                           OPERATING   INCREASE/  KILOWATTHOUR INCREASE/
                          REVENUES(1)  (DECREASE)    SALES     (DECREASE)           INCREASE
                          (THOUSANDS)  OVER 1993   (MILLIONS)  OVER 1993  CUSTOMERS OVER 1993
                          -----------  ---------- ------------ ---------- --------- ---------
Residential.............  $2,273,763      (2.9)%     21,376        2.7 %  3,047,354    1.3%
Small commercial and
 industrial.............   1,917,084      (2.3)%     24,320        3.7 %    286,793    1.1%
Large commercial and
 industrial.............   1,381,251      (3.9)%     23,450        2.3 %      1,528    1.7%
Public authorities......     452,512      (4.5)%      6,885        2.1 %     12,059    0.3%
Electric railroads......      26,179      (5.1)%        397       (1.8)%          2     --
                          ----------                 ------               ---------
Ultimate consumers--
 total..................  $6,050,789      (3.1)%     76,428        2.8 %  3,347,736    1.2%
Provisions for revenue
 refunds--ultimate
 consumers..............     (15,909)                   --                      --
                          ----------                 ------               ---------
Ultimate consumers--net.  $6,034,880                 76,428               3,347,736
Sales for resale........     187,147                  8,743                      18
Other revenues..........      55,494                    --                      --
                          ----------                 ------               ---------
                          $6,277,521      19.3 %     85,171       (3.0)%  3,347,754    1.2%
                          ==========                 ======               =========

- --------
(1) See Note 2 of Notes to Financial Statements and the Statements of Consolidated Income for information related to revenue refunds.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                       STATEMENTS OF CONSOLIDATED INCOME

  The following Statements of Consolidated Income for the years 1994, 1993 and 1992 reflect the results of past operations and are not intended as any representation as to results of operations for any future period. Future operations will necessarily be affected by various and diverse factors and developments, including changes in electric rates, population, business activity, taxes, environmental control, energy use, fuel supply, cost of labor, fuel and purchased power and other matters, the nature and effect of which cannot now be determined.

                                                1994        1993        1992
                                             ----------  ----------  ----------
                                             (THOUSANDS EXCEPT PER SHARE DATA)
Electric Operating Revenues (Notes 2
 and 3):
  Operating revenues.......................  $6,293,430  $6,547,205  $6,044,693
  Provisions for revenue refunds...........     (15,909) (1,286,765)    (18,372)
                                             ----------  ----------  ----------
                                             $6,277,521  $5,260,440  $6,026,321
                                             ----------  ----------  ----------
Electric Operating Expenses and Taxes:
  Fuel (Notes 1, 2, 10 and 19).............  $1,049,853  $1,170,935  $  841,321
  Purchased power..........................      59,123      12,303      45,579
  Deferred (under)/overrecovered energy
   costs--net (Note 1).....................       1,940      (1,757)    (30,254)
  Operation................................   1,525,258   1,455,986   1,529,849
  Maintenance..............................     561,320     581,714     587,778
  Depreciation (Note 1)....................     887,432     862,766     836,129
  Recovery of regulatory assets............      15,453       5,235       3,330
  Taxes (except income) (Note 15)..........     787,796     701,913     743,909
  Income taxes (Notes 1 and 14)--
    Current--Federal.......................     158,301     (19,930)    139,857
    --State................................       1,913      (7,623)     21,531
    Deferred--Federal--net.................     104,290      88,631      97,066
    --State--net...........................      65,017      34,752      45,829
  Investment tax credits deferred--net
   (Notes 1 and 14)........................     (28,757)    (29,424)    (32,506)
                                             ----------  ----------  ----------
                                             $5,188,939  $4,855,501  $4,829,418
                                             ----------  ----------  ----------
Electric Operating Income..................  $1,088,582  $  404,939  $1,196,903
                                             ----------  ----------  ----------
Other Income and (Deductions):
  Interest on long-term debt...............  $ (621,225) $ (651,181) $ (660,429)
  Interest on notes payable................        (557)       (334)       (775)
  Allowance for funds used during construc-
   tion (Note 1)--
    Borrowed funds.........................      18,912      16,930      17,213
    Equity funds...........................      22,628      20,618      19,960
  Income taxes applicable to nonoperating
   activities (Notes 1 and 14).............      27,074      29,913       6,275
  Income tax reduction for disallowed plant
   costs...................................         --          792         --
  Deferred carrying charges (Note 2).......         --      438,183         --
  Interest and other costs for 1993 Settle-
   ments (Note 2)..........................     (21,464)    (98,674)        --
  Miscellaneous--net (Note 17).............     (90,004)    (58,484)    (65,166)
                                             ----------  ----------  ----------
                                             $ (664,636) $ (302,237) $ (682,922)
                                             ----------  ----------  ----------
Net Income Before Cumulative Effect of
 Change In Accounting for Income Taxes.....  $  423,946  $  102,702  $  513,981
Cumulative Effect of Change In Accounting
 for Income Taxes..........................         --        9,738         --
                                             ----------  ----------  ----------
Net Income.................................  $  423,946  $  112,440  $  513,981
Provision for Dividends on Preferred and
 Preference Stocks.........................      64,927      66,052      70,539
                                             ----------  ----------  ----------
Net Income on Common Stock.................  $  359,019  $   46,388  $  443,442
                                             ==========  ==========  ==========
Average Number of Common Shares Outstand-
 ing.......................................     214,008     213,508     212,929
Earnings Per Common Share Before Cumulative
 Effect of Change In Accounting for Income
 Taxes.....................................  $     1.68  $     0.17  $     2.08
Cumulative Effect of Change In Accounting
 for Income Taxes..........................         --         0.05         --
                                             ----------  ----------  ----------
Earnings Per Common Share..................  $     1.68  $     0.22  $     2.08
                                             ==========  ==========  ==========
Cash Dividends Declared Per Common Share...  $     1.60  $     1.60  $     2.30

   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                      ------------------------
                       ASSETS                            1994         1993
                       ------                         -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Utility Plant (Notes 1, 3, 8, 16 and 18):
  Plant and equipment, at original cost (includes
   construction work in progress of $1,043 million
   and $1,040 million, respectively)................. $26,257,665  $25,581,003
  Less--Accumulated provision for depreciation.......   9,623,756    8,790,519
                                                      -----------  -----------
                                                      $16,633,909  $16,790,484
  Nuclear fuel, at amortized cost....................     689,424      662,562
                                                      -----------  -----------
                                                      $17,323,333  $17,453,046
                                                      -----------  -----------
Investments and Other Property:
  Nuclear decommissioning funds (Notes 1 and 11)..... $   880,944  $   706,841
  Subsidiary companies (Notes 1 and 17)..............     118,051      123,708
  Other, at cost (Note 17)...........................      18,613       72,272
                                                      -----------  -----------
                                                      $ 1,017,608  $   902,821
                                                      -----------  -----------
Current Assets:
  Cash............................................... $        84  $       636
  Temporary cash investments (Note 11)...............      53,566      244,726
  Other cash investments (Note 11)...................      19,588      641,575
  Special deposits (Note 11).........................      29,603       32,635
  Receivables (Note 1)--
    Customers........................................     463,385      427,613
    Taxes............................................      36,083      186,687
    Other............................................      68,434       68,727
    Provisions for uncollectible accounts............     (10,720)     (10,910)
  Coal and fuel oil, at average cost.................     108,872      111,752
  Materials and supplies, at average cost............     384,612      402,714
  Deferred unrecovered energy costs (Note 1).........      48,697       43,885
  Deferred income taxes related to current assets and
   liabilities (Note 14)--
    Loss carryforward................................      10,090      175,197
    Other............................................     110,267      169,477
  Prepayments and other..............................      56,449       42,190
                                                      -----------  -----------
                                                      $ 1,379,010  $ 2,536,904
                                                      -----------  -----------
Deferred Charges and Other Noncurrent Assets:
  Regulatory assets (Notes 1 and 14)................. $ 2,604,270  $ 2,698,465
  Unrecovered energy costs (Note 1)..................     643,438      680,243
  Other..............................................     108,308      108,782
                                                      -----------  -----------
                                                      $ 3,356,016  $ 3,487,490
                                                      -----------  -----------
                                                      $23,075,967  $24,380,261
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                        -----------------------
            CAPITALIZATION AND LIABILITIES                 1994        1993
            ------------------------------              ----------- -----------
                                                        (THOUSANDS OF DOLLARS)
Capitalization (see accompanying statements):
  Common stock equity.................................. $ 5,401,423 $ 5,421,893
  Preferred and preference stocks without mandatory
   redemption requirements.............................     508,147     441,445
  Preference stock subject to mandatory redemption
   requirements........................................     292,163     309,964
  Long-term debt.......................................   7,453,206   7,550,762
                                                        ----------- -----------
                                                        $13,654,939 $13,724,064
                                                        ----------- -----------
Current Liabilities:
  Notes payable--bank loans (Note 9)................... $     7,150 $     5,950
  Current portion of long-term debt, redeemable prefer-
   ence stock and capitalized lease obligations
   (Note 11)...........................................     560,335     630,050
  Accounts payable.....................................     351,370     442,867
  Accrued interest.....................................     182,745     186,825
  Accrued taxes........................................     209,269     132,362
  Dividends payable....................................     102,585     101,047
  Estimated revenue refunds and related interest
   (Note 2)............................................         --    1,166,308
  Customer deposits....................................      44,514      45,757
  Other................................................      85,845     143,519
                                                        ----------- -----------
                                                        $ 1,543,813 $ 2,854,685
                                                        ----------- -----------
Deferred Credits and Other Noncurrent Liabilities:
  Deferred income taxes (Note 14)...................... $ 4,383,876 $ 4,449,127
  Accumulated deferred investment tax credits (Notes 1
   and 14).............................................     717,752     746,508
  Accrued spent nuclear fuel disposal fee and related
   interest (Note 10)..................................     589,757     566,527
  Obligations under capital leases (Note 16)...........     431,402     321,393
  Regulatory liabilities (Notes 1 and 14)..............     699,426     782,338
  Other (Notes 1, 12 and 13)...........................   1,055,002     935,619
                                                        ----------- -----------
                                                        $ 7,877,215 $ 7,801,512
                                                        ----------- -----------
Commitments and Contingent Liabilities (Note 19)
                                                        $23,075,967 $24,380,261
                                                        =========== ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                   STATEMENTS OF CONSOLIDATED CAPITALIZATION

                                                          DECEMBER 31,
                                                     ------------------------
                                                        1994         1993
                                                     -----------  -----------
                                                     (THOUSANDS OF DOLLARS)
Common Stock Equity (Notes 4 and 5):
  Common stock, $12.50 par value per share--
   Outstanding--214,191,021 shares and 213,751,147
    shares, respectively............................ $ 2,677,387  $ 2,671,889
  Premium on common stock and other paid-in capital.   2,222,941    2,217,110
  Capital stock and warrant expense.................     (16,240)     (16,258)
  Retained earnings.................................     517,335      549,152
                                                     -----------  -----------
                                                     $ 5,401,423  $ 5,421,893
                                                     -----------  -----------
Preferred and Preference Stocks Without Mandatory
 Redemption Requirements (Notes 4, 6 and 11):
  Preference stock, cumulative, without par value--
   Outstanding--13,499,549 shares and 10,499,549
    shares, respectively............................ $   504,957  $   432,320
  $1.425 convertible preferred stock, cumulative,
   without par value--
   Outstanding--100,323 shares and 286,949 shares,
    respectively....................................       3,190        9,125
  Prior preferred stock, cumulative, $100 par value
   per share--
   No shares outstanding............................         --           --
                                                     -----------  -----------
                                                     $   508,147  $   441,445
                                                     -----------  -----------
Preference Stock Subject to Mandatory Redemption
 Requirements (Notes 4, 7 and 11):
  Preference stock, cumulative, without par value--
   Outstanding--3,113,205 shares and 3,290,290
    shares, respectively............................ $   309,964  $   327,653
  Current redemption requirements for preference
   stock included in current liabilities............     (17,801)     (17,689)
                                                     -----------  -----------
                                                     $   292,163  $   309,964
                                                     -----------  -----------
Long-Term Debt (Notes 8 and 11):
  First mortgage bonds:
    Maturing 1995 through 1999--5 1/4% to 7%........ $   818,000  $   818,000
    Maturing 2000 through 2009--5.30% to 10 3/8%....   2,220,500    2,204,600
    Maturing 2010 through 2019--5.85% to 10 5/8%....   1,106,000    1,106,000
    Maturing 2020 through 2023--7 3/4% to 9 7/8%....   1,870,000    1,870,000
                                                     -----------  -----------
                                                     $ 6,014,500  $ 5,998,600
  Sinking fund debentures, due 1999 through 2011--
   2 3/4% to 7 5/8%.................................     112,593      120,185
  Pollution control obligations, due 2004 through
   2014--5 7/8% to 11 3/8%..........................     337,200      353,200
  Other long-term debt..............................   1,451,449    1,598,625
  Current maturities of long-term debt included in
   current liabilities..............................    (395,554)    (446,724)
  Unamortized net debt discount and premium
   (Note 1).........................................     (66,982)     (73,124)
                                                     -----------  -----------
                                                     $ 7,453,206  $ 7,550,762
                                                     -----------  -----------
                                                     $13,654,939  $13,724,064
                                                     ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                  STATEMENTS OF CONSOLIDATED RETAINED EARNINGS

                                                     1994     1993      1992
                                                   -------- -------- ----------
                                                      (THOUSANDS OF DOLLARS)
Balance at Beginning of Year...................... $549,152 $847,186 $  893,702
Add--Net income...................................  423,946  112,440    513,981
                                                   -------- -------- ----------
                                                   $973,098 $959,626 $1,407,683
                                                   -------- -------- ----------
Deduct--
  Dividends declared on--
    Common stock.................................. $390,281 $341,683 $  489,768
    Preferred and preference stocks...............   65,381   65,688     70,101
  Loss on reacquired preference stock.............      101    3,103        628
                                                   -------- -------- ----------
                                                   $455,763 $410,474 $  560,497
                                                   -------- -------- ----------
Balance at End of Year............................ $517,335 $549,152 $  847,186
                                                   ======== ======== ==========

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

               STATEMENTS OF CONSOLIDATED PREMIUM ON COMMON STOCK
                           AND OTHER PAID-IN CAPITAL

                                                  1994       1993       1992
                                               ---------- ---------- ----------
                                                    (THOUSANDS OF DOLLARS)
Balance at Beginning of Year.................. $2,217,110 $2,210,524 $2,202,496
Add--Premium on issuance of common stock and
 gain on reacquired preference stock..........      5,831      6,586      8,028
                                               ---------- ---------- ----------
Balance at End of Year........................ $2,222,941 $2,217,110 $2,210,524
                                               ========== ========== ==========



   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                            1994         1993         1992
                                         -----------  -----------  -----------
                                               (THOUSANDS OF DOLLARS)
Cash Flow From Operating Activities:
 Net income............................. $   423,946  $   112,440  $   513,981
 Adjustments to reconcile net income to
  net cash provided by operating activ-
  ities:
   Depreciation and amortization........     929,325      911,136      874,156
   Deferred income taxes and investment
    tax credits--net....................     127,186       85,079      109,850
   Cumulative effect of change in ac-
    counting for income taxes...........         --        (9,738)         --
   Equity component of allowance for
    funds used during construction......     (22,628)     (20,618)     (19,960)
   Provisions for revenue refunds and
    related interest....................      37,548    1,354,197       73,370
   Revenue refunds and related interest.  (1,221,650)    (190,723)    (248,360)
   Recovery/(deferral) of regulatory
    assets/deferred carrying charges--
    net.................................      15,453     (432,948)       3,330
   Provisions/(payments) for liability
    for early retirement and separation
    costs--net..........................      33,580       (1,816)      27,814
   Net effect on cash flows of changes
    in:
     Receivables........................     114,935     (159,169)      70,776
     Coal and fuel oil..................       2,880      215,382     (111,333)
     Materials and supplies.............      18,102        1,834        1,990
     Accounts payable adjusted for nu-
      clear fuel lease principal pay-
      ments and early retirement and
      separation costs--net.............     118,190      277,733      315,822
     Accrued interest and taxes.........      72,827      (39,234)     (85,633)
     Other changes in certain current
      assets and liabilities............     (54,052)      (6,637)      (9,031)
   Other--net...........................     125,431      108,924      (51,555)
                                         -----------  -----------  -----------
                                         $   721,073  $ 2,205,842  $ 1,465,217
                                         -----------  -----------  -----------
Cash Flow From Investing Activities:
 Construction expenditures.............. $  (720,602) $  (841,525) $  (995,881)
 Nuclear fuel expenditures..............    (257,264)    (261,370)    (220,347)
 Equity component of allowance for
  funds used during construction........      22,628       20,618       19,960
 Contributions to nuclear
  decommissioning funds.................    (132,550)    (132,550)    (123,573)
 Investment in subsidiary companies.....         (49)         --          (268)
 Other cash investments and special de-
  posits................................     621,987     (619,349)      23,853
                                         -----------  -----------  -----------
                                         $  (465,850) $(1,834,176) $(1,296,256)
                                         -----------  -----------  -----------
Cash Flow From Financing Activities:
 Issuance of securities--
  Long-term debt........................ $   546,289  $ 1,927,296  $ 1,962,737
  Capital stock.........................      77,970       80,585       15,568
 Retirement and redemption of securi-
  ties--
  Long-term debt........................    (703,930)  (1,900,540)  (1,214,730)
  Capital stock.........................     (17,709)     (93,081)     (50,069)
 Deposits and securities held for re-
  tirement and redemption of securi-
  ties..................................       3,191      241,731     (245,028)
 Premium paid on early redemption of
  long-term debt........................      (4,564)     (78,395)     (10,809)
 Cash dividends paid on capital stock...    (446,342)    (408,285)    (635,370)
 Proceeds from sale/leaseback of nu-
  clear fuel............................     306,649      204,254      190,830
 Nuclear fuel lease principal payments..    (209,689)    (245,968)    (245,877)
 Increase in short-term borrowings......       1,200          350        3,600
                                         -----------  -----------  -----------
                                         $  (446,935) $  (272,053) $  (229,148)
                                         -----------  -----------  -----------
Increase (Decrease) In Cash and Tempo-
 rary Cash Investments.................. $  (191,712) $    99,613  $   (60,187)
Cash and Temporary Cash Investments at
 Beginning of Year......................     245,362      145,749      205,936
                                         -----------  -----------  -----------
Cash and Temporary Cash Investments at
 End of Year............................ $    53,650  $   245,362  $   145,749
                                         ===========  ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Holding Company Restructuring. Effective September 1, 1994, Unicom became the parent corporation of ComEd and Unicom Enterprises in a corporate restructuring. Previously, Unicom Enterprises was a wholly-owned subsidiary of ComEd. The restructuring was accounted for by the pooling-of-interests method. In the restructuring, each of the 214,185,572 outstanding shares of ComEd common stock, par value $12.50 per share, was converted into one fully paid and non-assessable share of Unicom common stock, without par value. In addition, the outstanding shares of the common stock of CECo Merging Corporation (a wholly-owned subsidiary of ComEd created to effect the restructuring) were converted into the same number of shares of ComEd common stock, par value $12.50 per share, outstanding immediately prior to the restructuring. The preferred and preference stocks, common stock purchase warrants, first mortgage bonds and other debt obligations of ComEd and the Indiana Company were unchanged in the restructuring and remain outstanding securities and obligations of ComEd and the Indiana Company.

  Principles of Consolidation. The consolidated financial statements include the accounts of ComEd and the Indiana Company. All significant intercompany transactions have been eliminated. ComEd's investments in other subsidiary companies, which are not material in relation to ComEd's financial position and results of operations, are accounted for in accordance with the equity method of accounting.

  Regulation. ComEd is subject to regulation as to accounting, service and ratemaking policies and practices by the ICC and FERC. ComEd's accounting policies and the accompanying consolidated financial statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process. Such effects concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues.

  Customer Receivables and Revenues. ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial and industrial customers. ComEd's electric service territory has an area of approximately 11,540 square miles and an estimated population of approximately 8.2 million as of December 31, 1994, approximately 8.1 million as of December 31, 1993 and approximately 8.2 million as of December 31, 1992. It includes the city of Chicago, an area of about 225 square miles with an estimated population of three million from which ComEd derived approximately one-third of its ultimate consumer revenues in 1994. ComEd had approximately 3.3 million electric customers at December 31, 1994.

  Depreciation and Decommissioning. Depreciation is provided on the straight-line basis by amortizing the cost of depreciable plant and equipment over estimated composite service lives. The 1991 ICC rate order directed ComEd to depreciate non-nuclear plant and equipment at annual rates developed for each class of plant based on their composite service lives (unchanged by the Rate Order). Provisions for depreciation were at average annual rates of 3.13%, 3.12% and 3.12% of average depreciable utility plant and equipment for the years 1994, 1993 and 1992, respectively. The annual rate for nuclear plant and equipment is 2.88% which excludes separately collected decommissioning costs.

  Nuclear plant decommissioning costs are accrued over the expected service lives of the related nuclear generating units. The accrual is based on an annual levelized cost of the unrecovered portion of estimated decommissioning costs which are escalated for expected inflation to the expected time of decommissioning and are net of expected earnings on the trust funds. See "Decommissioning" under "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Results of Operations," for a discussion of questions raised by the staff of the SEC and a FASB review regarding the electric utility industry method of accounting for decommissioning costs. Dismantling is

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES expected to occur relatively soon after the end of the useful life of each related generating station. The accrual for decommissioning is based on the prompt removal method authorized by the NRC guidelines. ComEd's twelve operating units have estimated remaining service lives ranging from 11 to 33 years. ComEd's first nuclear unit, Dresden Unit 1, is retired and will be dismantled upon the retirement of the remaining units at that station, which is consistent with the regulatory treatment for the related decommissioning costs.

  Based on ComEd's most recent study, decommissioning costs, including the cost of decontamination and dismantling but excluding a contingency allowance, are estimated to aggregate $3.5 billion in current-year (1995) dollars. ComEd estimates that it will expend approximately $15 billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 to 2032. Such costs are expected to be funded by the external decommissioning trust funds which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Contingency allowances used in decommissioning cost estimates provide for currently unforeseeable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the identifiable costs. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations.

  On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 10, 1994 rate increase request. In the Rate Order, the ICC determined that ComEd's annual nuclear plant decommissioning cost collections from its ratepayers should be reduced from the $127 million previously authorized in the 1991 ICC rate order to $112.7 million. The $112.7 million annual collection amount primarily resulted from the ICC's decision to exclude from ComEd's costs subject to collection a contingency allowance. However, the Rate Order establishes a rider which will allow annual adjustments to decommissioning cost collections outside of the context of a traditional rate proceeding. Such rider is intended to allow adjustments in decommissioning cost recoveries from ratepayers as changes in cost estimates become identifiable. Under Illinois law, decommissioning cost collections are required to be deposited in external trust funds; and, consequently, such collections do not add to the cash flows available for general corporate purposes.

  As a result of the Rate Order, beginning January 14, 1995, the effective date of the order, ComEd will collect and accrue $112.7 million annually for decommissioning costs. The assumptions used to calculate the $112.7 million decommissioning cost accrual include: the decommissioning cost estimate of $3.5 billion in current-year (1995) dollars, after-tax earnings on the tax-qualified and nontax-qualified decommissioning funds of 7.30% and 6.26%, respectively, as well as an escalation rate for future decommissioning costs of 5.3%. The annual accrual of $112.7 million provided over the lives of the nuclear plants, coupled with the expected fund earnings and amounts previously recovered in rates, is expected to aggregate approximately $15 billion.

  For the twelve operating nuclear units, decommissioning costs are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Income and the Consolidated Balance Sheets, respectively. As of December 31, 1994, the total decommissioning costs included in the accumulated provision for depreciation were approximately $988 million. For ComEd's retired nuclear unit, Dresden Unit 1, the total estimated liability at December 31, 1994 in current-year (1995) dollars of approximately $235 million was recorded on the Consolidated Balance Sheets as a noncurrent liability and the unrecovered portion of the liability of approximately $141 million was recorded as a regulatory asset.

  Illinois law requires ComEd to establish external trusts to hold decommissioning funds, and the ICC has approved ComEd's funding plan which provides for annual contributions of current accruals and

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES ratable contributions of past accruals over the remaining service lives of the nuclear plants. At December 31, 1994, the past accruals that are required to be contributed to the external trusts aggregate $201 million. The fair value of funds accumulated in the external trusts at December 31, 1994 was approximately $881 million which includes pre-tax unrealized appreciation of $4 million. The earnings on the external trusts accumulate in the fund balance and in the accumulated provision for depreciation. Such earnings on the external trust funds for the years 1994, 1993 and 1992, which have been recorded as a component of depreciation expense on the Statements of Consolidated Income, were $37,519,000, $40,828,000 and $32,443,000, respectively.

  Amortization of Nuclear Fuel. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on current nuclear-generated and sold electricity and the current interest accrual on the one-time fee payable to the DOE for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and current interest on the one-time fee are currently being recovered through the fuel adjustment clause. See Note 10 for further information concerning the disposal of spent nuclear fuel, the one-time fee and the current interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, for the years 1994, 1993 and 1992 were $358,027,000, $385,894,000 and $366,821,000, respectively.

  Income Taxes. ComEd will be included in the consolidated federal and state income tax returns filed by Unicom. Current and deferred income taxes of the consolidated group are allocated to ComEd as if ComEd filed separate tax returns. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes deferred in prior years are charged or credited to income as the book/tax timing differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.

  For additional information relating to income taxes, including information related to the adoption in January 1993 of SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to accounting for income taxes, see Note 14. In addition, see "Income Taxes" under the subcaption "Results of Operations," in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  AFUDC. In accordance with the uniform systems of accounts prescribed by regulatory authorities, ComEd capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates for the years 1994, 1993 and 1992 were 9.85%, 10.05% and 10.31%, respectively. AFUDC does not contribute to the current cash flow of ComEd. For additional information regarding AFUDC, see
Note 14.

  Interest. Total interest costs incurred on debt, leases and other obligations for the years 1994, 1993 and 1992 were $729,545,000, $778,639,000 and
$777,122,000, respectively.

  Debt Discount, Premium and Expense. Discount, premium and expense on long-term debt are being amortized over the lives of the respective issues.

  Loss on Reacquired Debt. Consistent with regulatory treatment, the net loss from reacquisition of first mortgage bonds, sinking fund debentures and pollution control obligations prior to their scheduled maturity dates is deferred and amortized over the lives of the long-term debt issued to finance the reacquisition.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Deferred Unrecovered Energy Costs. The uniform fuel adjustment clause adopted by the ICC provides for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs as compared to the fuel and purchased energy costs included in ComEd's base rates. As authorized by the ICC, ComEd has recorded under or overrecoveries of allowable fuel and energy costs which, under the clause, are recoverable or refundable in subsequent months. Deferred unrecovered energy costs also include amounts to be recovered through the fuel adjustment clause for assessments by the DOE to fund a portion of the cost for the decontamination and decommissioning of three nuclear enrichment facilities previously operated by the DOE. As of December 31, 1994 and 1993, an asset of approximately $191 million and $202 million, respectively, was recorded, of which the current portion of approximately $15 million has been included in current assets on the Consolidated Balance Sheets. As of December 31, 1994 and 1993, a corresponding liability of approximately $165 million and $177 million, respectively, was recorded in other noncurrent liabilities and approximately $15 million and $29 million, respectively, was recorded in other current liabilities.

  At December 31, 1994 and 1993, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $498 million and $517 million, respectively. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. ComEd has been allowed to recover from its customers the costs of the coal reserves through its fuel adjustment clause as the coal is used for the generation of electricity. ComEd expects to recover the costs of the coal reserves by the year 2007. However, ComEd is not earning a return on the expenditures for coal reserves prior to the coal reserves being used for the generation of electricity by including the coal reserves in rate base. Unrecovered fuel costs expected to be recovered within one year amounting to approximately $31 million and $24 million at December 31, 1994 and 1993, respectively, have been included on the Consolidated Balance Sheets in current assets as deferred unrecovered energy costs. See Note 19 for additional information concerning ComEd's coal commitments.

  Regulatory Assets and Liabilities. Regulatory assets include the unamortized portions of certain rate case and consultant costs associated with the prudency audits of ComEd's Byron and Braidwood stations which the ICC allowed to be deferred and amortized for ratemaking purposes, consultant costs associated with the prudency audits of certain other significant plant addition audit costs which the ICC allowed to be deferred and amortized for ratemaking purposes, unamortized deferred depreciation related to Byron Unit 1 which the ICC allowed to be deferred and amortized over the remaining life of the unit, unamortized losses on ComEd's reacquired debt, unamortized deferred carrying charges associated with the Units which the ICC allowed to be deferred and amortized for ratemaking purposes, a regulatory asset for the unrecovered portion of nuclear decommissioning costs for ComEd's Dresden Unit 1 and a regulatory asset related to income taxes recorded in compliance with SFAS No. 109, which was adopted in January 1993. A regulatory liability related to income taxes was also recorded in compliance with SFAS No. 109.

  For additional information relating to deferred carrying charges, see "Deferred Carrying Charges," under the subcaption "Results of Operations," in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Certain Investments. Effective January 1, 1994, SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, was adopted. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. For additional information, see Note 11.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current period presentation. These reclassifications had no effect on net income.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Statements of Consolidated Cash Flows. For purposes of the Statements of Consolidated Cash Flows, temporary cash investments, generally investments maturing within three months at the time of purchase, are considered to be cash equivalents. Supplemental information required by SFAS No. 95 for the years 1994, 1993 and 1992 was as follows:

                                                     1994      1993     1992
                                                   --------  -------- --------
                                                     (THOUSANDS OF DOLLARS)
Supplemental Cash Flow Information:
  Cash paid during the year for:
    Interest (net of amount capitalized).......... $645,424  $677,669 $652,501
    Income taxes (net of refunds)................. $ (4,923) $103,014 $238,052
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
  Capital lease obligations incurred.............. $309,716  $213,758 $193,677

(2) SETTLEMENTS RELATING TO CERTAIN RATE MATTERS

  Under the Rate Matters Settlement, effective as of November 4, 1993, ComEd reduced its rates by approximately $339 million annually and commenced refunding approximately $1.26 billion (including revenue taxes), plus interest at five percent on the unpaid balance, through temporarily reduced rates over an initial refund period which ended in November 1994 (to be followed by a reconciliation period of no more than five months). ComEd had previously deferred the recognition of revenues during 1993 as a result of developments in the proceedings related to the 1991 ICC rate order, which resulted in a reduction to 1993 net income of approximately $160 million or $0.75 per common share. The recording of the effects of the Rate Matters Settlement in October 1993 reduced 1993 net income by approximately $292 million or $1.37 per common share, in addition to the approximately $160 million effect of the deferred recognition of revenues and after the partially offsetting effect of recording approximately $269 million or $1.26 per common share in deferred carrying charges, net of income taxes, authorized in the Remand Order. The deferred recognition of revenues was eliminated in October 1993 at the time the provisions for revenue refunds related to the Rate Matters Settlement, which reflected those deferred revenues, were recorded.

  Under the Fuel Matters Settlement, effective as of December 2, 1993, ComEd commenced paying approximately $108 million (including revenue taxes) to its customers through temporarily reduced collections under its fuel adjustment clause over a twelve-month period which ended in November 1994. The recording of the effects of the Fuel Matters Settlement in October 1993 reduced 1993 net income by approximately $62 million or $0.29 per common share.

(3) OTHER RATE MATTERS

  On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 10, 1994 rate increase request. The Rate Order provides, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates, (ii) the collection of municipal franchise costs as an adder to base rates until May 1, 1995, when such costs will be collected prospectively on an individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. See Note 1 under "Depreciation and Decommissioning" for information related to the level of decommissioning cost collections allowed in the Rate Order. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES subject to refund as a result of subsequent judicial action. ComEd expects the Rate Order to be appealed by the intervenors in the rate proceeding.

  In the Rate Order, the ICC determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base.

(4) AUTHORIZED SHARES AND VOTING RIGHTS OF CAPITAL STOCK

  At December 31, 1994, the authorized shares of ComEd capital stock were: common stock--250,000,000 shares; preference stock--23,423,205 shares; $1.425 convertible preferred stock--100,323 shares; and prior preferred stock--850,000 shares. The preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of shares at any time outstanding, regardless of class, are entitled to one vote for each share held on each matter submitted to a vote at a meeting of shareholders, with the right to cumulate votes in all elections for directors.

(5) COMMON STOCK

  At December 31, 1994, shares of common stock were reserved for the following purposes:

      Conversion of $1.425 convertible preferred stock.................. 102,329
      Conversion of warrants............................................  27,917
                                                                         -------
                                                                         130,246
                                                                         =======

  Common stock for the years 1994, 1993 and 1992 was issued as follows:

                                                          1994    1993    1992
                                                         ------- ------- -------
    Employee Stock Purchase Plan........................ 154,710 268,594 374,815
    Employee Savings and Investment Plan................  81,400 153,400 235,900
    Conversion of $1.425 convertible preferred stock.... 190,050  22,375  16,221
    Conversion of warrants..............................  13,714   1,374   1,300
                                                         ------- ------- -------
                                                         439,874 445,743 628,236
                                                         ======= ======= =======

  At December 31, 1994 and 1993, 83,751 and 128,699 common stock purchase warrants, respectively, were outstanding. The warrants entitle the holders to convert such warrants into common stock at a conversion rate of one share of common stock for three warrants.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(6) PREFERRED AND PREFERENCE STOCKS WITHOUT MANDATORY REDEMPTION REQUIREMENTS

  During 1994, 3,000,000 shares of preference stock without mandatory redemption requirements were issued and no shares of preferred or preference stocks without mandatory redemption requirements were redeemed. No shares of preferred or preference stocks without mandatory redemption requirements were issued or redeemed during 1993 or 1992. The series of preference stock without mandatory redemption requirements outstanding at December 31, 1994 are summarized as follows:

                                                                         INVOLUNTARY
                     SHARES           AGGREGATE         REDEMPTION       LIQUIDATION
      SERIES       OUTSTANDING       STATED VALUE        PRICE(A)         PRICE(A)
      -------      -----------       ------------       ----------       -----------
                                      (THOUSANDS
                                     OF DOLLARS)
      $1.90         4,249,549          $106,239          $ 25.25           $25.00
      $2.00         2,000,000            51,560          $ 26.04           $25.00
      $1.96         2,000,000            52,440          $ 27.11           $25.00
      $7.24           750,000            74,340          $101.00           $99.12
      $8.40           750,000            74,175          $101.00           $98.90
      $8.38           750,000            73,566          $100.16           $98.09
      $2.425        3,000,000            72,637          $ 25.00           $25.00
                   ----------          --------
                   13,499,549          $504,957
                   ==========          ========

- --------
(a) Per share plus accrued and unpaid dividends, if any.

  The outstanding shares of $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock at the rate of 1.02 shares of common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by ComEd at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any. During 1994, 1993 and 1992, 186,626 shares, 21,942 shares and 15,911 shares, respectively, of the convertible preferred stock were converted into common stock.

(7) PREFERENCE STOCK SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS

  During 1994 and 1992, no shares of preference stock subject to mandatory redemption requirements were issued. During 1993, 700,000 shares of preference stock subject to mandatory redemption requirements were issued. The series of preference stock subject to mandatory redemption requirements outstanding at December 31, 1994 are summarized as follows:

                  SHARES     AGGREGATE
    SERIES      OUTSTANDING STATED VALUE            OPTIONAL REDEMPTION PRICE(A)
- --------------  ----------- ------------ --------------------------------------------------
                             (THOUSANDS
                            OF DOLLARS)
$8.20              285,705    $ 28,571   $103 through October 31, 1997; and $101 thereafter
$8.40 Series B     390,000      38,737   $101
$8.85              337,500      33,750   $103 through July 31, 1998; and $101 thereafter
$9.25              750,000      75,000   $103 through July 31, 1999; and $101 thereafter
$9.00              650,000      64,431   Non-callable
$6.875             700,000      69,475   Non-callable
                 ---------    --------
                 3,113,205    $309,964
                 =========    ========

- --------
(a) Per share plus accrued and unpaid dividends, if any.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The annual sinking fund requirements and sinking fund and involuntary liquidation prices per share of the outstanding series of preference stock subject to mandatory redemption requirements are summarized as follows:

                                                            SINKING
                                                              FUND       INVOLUNTARY
      SERIES              ANNUAL SINKING FUND REQUIREMENT   PRICE(A) LIQUIDATION PRICE(A)
      -------           ----------------------------------- -------  -------------------
      $8.20              35,715 shares                       $100         $100.00
      $8.40 Series B     30,000 shares(b)                    $100         $ 99.326
      $8.85              37,500 shares                       $100         $100.00
      $9.25              75,000 shares                       $100         $100.00
      $9.00             130,000 shares beginning in 1996(b)  $100         $ 99.125
      $6.875            (c)                                  $100         $ 99.25

- --------
(a) Per share plus accrued and unpaid dividends, if any.
(b) ComEd has a non-cumulative option to increase the annual sinking fund payment on each sinking fund redemption date to retire an additional number of shares, not in excess of the sinking fund requirement, at the applicable redemption price.
(c) All shares are required to be redeemed on May 1, 2000.

  Annual remaining sinking fund requirements through 1999 on preference stock outstanding at December 31, 1994 will aggregate $17,822,000 in 1995, $30,822,000 in 1996, $30,822,000 in 1997, $30,822,000 in 1998 and $30,822,000
in 1999. During 1994, 1993 and 1992, 177,085 shares, 1,835,155 shares and
793,132 shares, respectively, of preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements.

  Sinking fund requirements due within one year are included in current liabilities.

  On November 1, 1992, ComEd redeemed 300,000 shares of its $2.875 Series of preference stock at the optional redemption price of $25 per share and 75,000 shares of its $11.70 Series of preference stock at the optional redemption price of $100 per share, plus accrued and unpaid dividends.

  On June 28, 1993, ComEd redeemed the remaining 170,810 shares of its $2.875 Series of preference stock and all 1,050,000 shares of its $2.375 Series of preference stock, both at the optional redemption price of $25.25 per share, plus accrued and unpaid dividends.

  On November 1, 1993, ComEd redeemed the remaining 75,000 shares of its $11.70 Series of preference stock (150,000 shares had been redeemed on August 1, 1993 at the optional redemption price of $105 per share, plus accrued and unpaid dividends). Of the remaining 75,000 shares, 37,500 shares were redeemed to meet the November 1, 1993 mandatory sinking fund requirement and 37,500 shares were redeemed as a permitted optional sinking fund payment, both at the sinking fund redemption price of $100 per share, plus accrued and unpaid dividends.

  On November 1, 1993, ComEd redeemed all 210,000 shares of its $9.30 Series of preference stock, of which 70,000 shares were redeemed at the optional redemption price of $101.03 per share, plus accrued and unpaid dividends, 70,000 shares were redeemed to meet the November 1, 1993 mandatory sinking fund requirement and 70,000 shares were redeemed as a permitted optional sinking fund payment, the latter two at the sinking fund redemption price of $100 per share, plus accrued and unpaid dividends.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(8) LONG-TERM DEBT

  Sinking fund requirements and scheduled maturities remaining through 1999 for first mortgage bonds, sinking fund debentures and other long-term debt outstanding at December 31, 1994, after deducting sinking fund debentures reacquired for satisfaction of future sinking fund requirements, are summarized as follows: 1995--$395,554,000; 1996--$331,429,000; 1997--$689,397,000; 1998--
$350,017,000; and 1999--$152,445,000.

  At December 31, 1994, outstanding first mortgage bonds maturing through 1999 were as follows:

      SERIES                                       PRINCIPAL AMOUNT
      ------                                    ----------------------
                                                (THOUSANDS OF DOLLARS)
      6 1/8% due May 15, 1995..................         $103,000
      5 1/4% due April 1, 1996.................           50,000
      5 3/4% due November 1, 1996..............           50,000
      5 3/4% due December 1, 1996..............           50,000
      7% due February 1, 1997..................          150,000
      5 3/8% due April 1, 1997.................           50,000
      6 1/4% due October 1, 1997...............           60,000
      6 1/4% due February 1, 1998..............           50,000
      6% due March 15, 1998....................          130,000
      6 3/4% due July 1, 1998..................           50,000
      6 3/8% due October 1, 1998...............           75,000
                                                        --------
                                                        $818,000
                                                        ========

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Other long-term debt outstanding at December 31, 1994 is summarized as follows:

                                      PRINCIPAL
          DEBT SECURITY                AMOUNT                       INTEREST RATE PROVISIONS
- ---------------------------------    ----------    -----------------------------------------------------------------
                                     (THOUSANDS
                                         OF
                                       DOLLARS)
Notes:
 Medium Term Notes, Series 1N        $   73,500    Interest rates ranging from 9.27% to 9.65%
  due various dates through April
  1, 1998
 Medium Term Notes, Series 2N            24,000    Interest rates ranging from 9.79% to 9.874%
  due various dates through July
  1, 1996
 Medium Term Notes, Series 3N           322,250    Interest rates ranging from 8.92% to 9.20%
  due various dates through
  October 15, 2004
 Medium Term Notes, Series 4N            46,000    Interest rates ranging from 8.11% to 8.875%
  due various dates through May
  15, 1997
 Notes due July 15, 1995                100,000    Fixed interest rate of 5.50%
 Notes due February 15, 1997            150,000    Fixed interest rate of 7.00%
 Notes due July 15, 1997                100,000    Fixed interest rate of 6.50%
 Notes due October 15, 2005             235,000    Fixed interest rate of 6.40%
                                     ----------
                                     $1,050,750
                                     ----------
Long-Term Notes Payable to Banks:
 Notes due July 31, 1995             $  150,000    Prevailing interest rates averaging 6.28125% at December 31, 1994
 Note due January 9, 1996               100,000    Prevailing interest rate of 6.6875% at December 31, 1994
 Note due June 1, 1997                  150,000    Prevailing interest rate of 5.675% at December 31, 1994
                                     ----------
                                     $  400,000
                                     ----------
Purchase Contract Obligations:
 Woodstock due January 2, 1997       $      186    Fixed interest rate of 4.50%
 Hinsdale due April 30, 2005                513    Fixed interest rate of 3.00%
                                     ----------
                                     $      699
                                     ----------
                                     $1,451,449
                                     ==========

  Long-term debt maturing within one year has been included in current liabilities.

  The outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by ComEd.

  In December 1994, ComEd placed in escrow with a trustee sufficient funds to redeem on March 1, 1995 all of the 10 3/8% Pollution Control Revenue Bonds, Series 1985 and the 10 5/8% Pollution Control Revenue Bonds, Series 1985 previously issued on its behalf by the Illinois Development Finance Authority, effecting the extinguishment of such bonds. At December 31, 1994, $141 million outstanding principal amount of such bonds was not reflected on the Consolidated Balance Sheets.

(9) LINES OF CREDIT

  ComEd had total bank lines of credit of approximately $922 million and unused bank lines of credit of approximately $915 million at December 31, 1994. Of that amount, $915 million (of which $175 million expires on October 2, 1995, $72 million expires in equal quarterly installments commencing on December 31, 1996 and ending on September 30, 1998 and $668 million expires in equal quarterly installments commencing on December 31, 1997 and ending on September 30, 1999) may be borrowed on secured or unsecured notes of ComEd at various interest rates. The interest rate is set at the time of a borrowing

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES and is based on several floating rate bank indices plus a spread which is dependent upon ComEd's credit ratings, or on a prime interest rate. Amounts under the remaining lines of credit may be borrowed at prevailing prime interest rates on unsecured notes of ComEd. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. ComEd is obligated to pay commitment fees with respect to $915 million of such lines of credit.

(10) DISPOSAL OF SPENT NUCLEAR FUEL

  Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. ComEd, as required by that Act, has signed a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from ComEd's nuclear generating stations beginning not later than January 1998. The contract with the DOE requires ComEd to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of approximately $277 million, with interest to date of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. ComEd has elected to pay the one-time fee, with interest, just prior to the first scheduled delivery of spent nuclear fuel to the DOE, which is scheduled to occur not later than January 1998; however, this delivery schedule is expected to be delayed significantly. The liability for the one-time fee and the related interest is reflected in the Consolidated Balance Sheets.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of financial instruments either held or issued and outstanding. The disclosure of such information does not purport to be a market valuation of ComEd and subsidiary companies as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the financial position or results of operations of ComEd and subsidiary companies is primarily dependent on the treatment authorized under future ratemaking proceedings.

  Investments. Securities included in nuclear decommissioning funds have been classified and accounted for as "available for sale" securities. The estimated fair value of the nuclear decommissioning funds, as determined by the trustee, is based on published market data. The net earnings of the nuclear decommissioning funds, which are recorded as increases to the accumulated provision for depreciation (only the realized portion prior to January 1, 1994), for the years 1994, 1993 and 1992 were as follows:

                                                 1994       1993       1992
                                               ---------  ---------  ---------
                                                  (THOUSANDS OF DOLLARS)
Gross proceeds from sales of securities....... $ 811,368  $ 388,684  $ 342,854
Less cost based on specific identification....  (811,997)  (377,734)  (335,105)
                                               ---------  ---------  ---------
Realized gains (losses) on sales of securi-
 ties......................................... $    (629) $  10,950  $   7,749
Other realized fund earnings net of expenses..    38,148     29,878     24,694
                                               ---------  ---------  ---------
Total realized net earnings of the funds...... $  37,519  $  40,828  $  32,443
Unrealized gains (losses).....................   (57,948)    30,969      8,592
                                               ---------  ---------  ---------
 Total net earnings (losses) of the funds..... $ (20,429) $  71,797  $  41,035
                                               =========  =========  =========

  Financial instruments included in investments and other property, subcaption other, at a cost of approximately $5 million and $4 million at December 31, 1994 and 1993, respectively, are not material in relation to other financial instruments of ComEd and subsidiary companies; therefore, an estimate of the fair value of these instruments has not been made.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Current Assets. Cash, temporary cash investments and other cash investments, which include U.S. Government Obligations and other short-term marketable securities, and special deposits, which primarily includes cash deposited for the redemption, refund or discharge of debt securities, are stated at cost, which approximates their fair value because of the short maturity of these instruments. The securities included in these categories have been classified as "available for sale" securities.

  Capitalization. The estimated fair values of preferred and preference stocks (without and subject to mandatory redemption requirements) and long-term debt, including the current portions thereof, have been obtained from an independent consultant. Estimated fair values exclude accrued interest and preferred and preference stock dividends. Long-term notes payable to banks in the amounts of $400 million and $250 million at December 31, 1994 and 1993, respectively, for which interest is paid at prevailing rates, are included in the consolidated financial statements at cost, which approximates their fair value. Purchase contract obligations included in long-term debt at a cost of approximately $1 million at December 31, 1994 and 1993, are not material in relation to other financial instruments of ComEd and subsidiary companies; therefore, an estimate of the fair value of these instruments has not been made.

  Current Liabilities. The carrying value of notes payable, which consists of bank loans maturing within one year, approximates the fair value because of the short maturity of these instruments. See "Capitalization" above for a discussion of the fair value of the current portion of long-term debt and redeemable preference stock.

  Other Noncurrent Liabilities. The carrying value of accrued spent nuclear fuel disposal fee and related interest represents the settlement value as of December 31, 1994 and 1993; therefore, the carrying value is equal to the fair value.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Estimated Fair Values of Financial Instruments. The estimated fair values of financial instruments other than those instruments reflected in the consolidated financial statements at cost which approximates fair value, as of December 31, 1994 and 1993, were as follows:

                                DECEMBER 31, 1994                 DECEMBER 31, 1993
                         --------------------------------- --------------------------------
                                    UNREALIZED
                                      GAINS                           UNREALIZED
                         COST BASIS  (LOSSES)   FAIR VALUE COST BASIS   GAINS    FAIR VALUE
                         ---------- ----------  ---------- ---------- ---------- ----------
                                              (THOUSANDS OF DOLLARS)
Nuclear Decommissioning
 Funds:
  Short-term invest-
   ments................ $   65,203 $     106   $   65,309 $   22,030  $      4  $   22,034
  U.S. Government and
   Agency issues........     94,450      (562)      93,888     25,113        14      25,127
  Municipal bonds.......    478,074    (7,301)     470,773    598,559    49,851     648,410
  Common stock..........    220,395     9,069      229,464     48,282    10,974      59,256
  Other.................     18,788     2,722       21,510     12,857     1,139      13,996
                         ---------- ---------   ---------- ----------  --------  ----------
                         $  876,910 $   4,034   $  880,944 $  706,841  $ 61,982  $  768,823
                         ========== =========   ========== ==========  ========  ==========
                                DECEMBER 31, 1994                 DECEMBER 31, 1993
                         --------------------------------- --------------------------------
                          CARRYING  UNREALIZED              CARRYING  UNREALIZED
                           VALUE     (GAINS)    FAIR VALUE   VALUE      LOSSES   FAIR VALUE
                         ---------- ----------  ---------- ---------- ---------- ----------
                                              (THOUSANDS OF DOLLARS)
Capitalization (includ-
 ing current portion):
  Preferred and
   preference stocks ... $  818,111 $ (64,443)  $  753,668 $  769,098  $  7,015  $  776,113
  Long-term debt........ $7,448,236 $(450,429)  $6,997,807 $7,746,734  $412,241  $8,158,975

  At December 31, 1994, the debt securities held by the nuclear decommissioning funds had the following maturities:

                                                                 COST     FAIR
                                                                BASIS    VALUE
                                                               -------- --------
                                                                 (THOUSANDS OF
                                                                   DOLLARS)
      Within 1 year........................................... $ 65,203 $ 65,309
      1 through 5 years.......................................   57,463   56,949
      5 through 10 years......................................  211,690  211,645
      Over 10 years...........................................  299,816  292,379

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(12) PENSION BENEFITS

  ComEd and the Indiana Company have non-contributory defined benefit pension plans which cover all regular employees. Benefits under these plans reflect each employee's compensation, years of service and age at retirement. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Actuarial valuations were determined as of January 1, 1994 and 1993.

  During 1992, ComEd and the Indiana Company implemented a workforce reduction program designed to reduce the management workforce. This program included an early retirement program and voluntary and involuntary separation plans. The early retirement program resulted in the recognition during the second half of 1992 of an additional $26 million of pension cost and an increase to the projected benefit obligation of that $26 million plus an additional $39 million of unrecognized net loss. ComEd and the Indiana Company also recognized in 1992 a charge to expense of $11 million primarily related to the cost of the separation plans. The total charge to income of $37 million in 1992 was approximately $23 million after reflecting income tax effects.

  During 1994, an early retirement program was implemented for ComEd and the Indiana Company employees eligible to retire or who would become eligible to retire after December 31, 1993 and before April 1, 1995. During 1994, 671 employees from ComEd and the Indiana Company accepted the program, resulting in the recognition of an additional $34 million of pension cost and an increase to the projected benefit obligation of that $34 million and an additional $41 million of unrecognized net loss. The charge to income after reflecting income tax effects was approximately $20 million for 1994. It is estimated that in total approximately 700 employees will accept the early retirement program, resulting in the recognition of a total of $35 million of pension cost and a total increase to the projected benefit obligation of that $35 million and an additional $42 million of unrecognized net loss.

  The funded status of these plans at December 31, 1994 and 1993 was as follows:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1994         1993
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated pension plan
 benefits:
  Vested benefit obligation.........................  $(2,071,000) $(1,984,000)
  Nonvested benefit obligation......................     (442,000)    (460,000)
                                                      -----------  -----------
  Accumulated benefit obligation....................  $(2,513,000) $(2,444,000)
  Effect of projected future compensation levels....     (423,000)    (470,000)
                                                      -----------  -----------
  Projected benefit obligation......................  $(2,936,000) $(2,914,000)
Fair value of plan assets, invested primarily in eq-
 uity index funds, other managed equity and fixed
 income investments, U.S. Government, government-
 sponsored corporation and agency securi-
 ties and listed corporate obligations..............    2,545,000    2,742,000
                                                      -----------  -----------
Plan assets less than projected benefit obligation..  $  (391,000) $  (172,000)
Unrecognized prior service cost.....................       22,000       24,000
Unrecognized transition asset.......................     (155,000)    (168,000)
Unrecognized net loss...............................      228,000       99,000
                                                      -----------  -----------
  Accrued pension liability.........................  $  (296,000) $  (217,000)
                                                      ===========  ===========

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  The assumed discount rates were 8.0% and 7.5% at December 31, 1994 and 1993, respectively, and the assumed annual rate of increase in future compensation levels was 4.0%. These rates were used in determining the projected benefit obligations, the accumulated benefit obligations and the vested benefit obligations.

  Pension costs were determined under the rules prescribed by SFAS No. 87, including the use of the projected unit credit actuarial cost method and the following actuarial assumptions for the years 1994, 1993 and 1992:

                                                               1994  1993  1992
                                                               ----- ----- -----
Annual discount rate.......................................... 7.50% 7.50% 7.50%
Annual rate of increase in future compensation levels......... 4.00% 4.00% 4.00%
Annual long-term rate of return on plan assets................ 9.50% 9.50% 9.50%

  The components of pension costs, portions of which were recorded as components of construction costs, for the years 1994, 1993 and 1992 were as follows:

                                                                     1994       1993       1992
                                                                   ---------  ---------  ---------
                                                                        (THOUSANDS OF DOLLARS)
Service cost.....................................................  $  97,000  $  96,000  $  98,000
Interest cost on projected benefit obligation....................    213,000    204,000    189,000
Actual loss (return) on plan assets..............................     39,000   (310,000)  (179,000)
Early retirement program cost....................................     34,000        --      26,000
Net amortization and deferral....................................   (304,000)    61,000    (67,000)
                                                                   ---------  ---------  ---------
                                                                   $  79,000  $  51,000  $  67,000
                                                                   =========  =========  =========

  In addition, an employee savings and investment plan is available to all regular employees who have completed three months of service. Each participating employee may contribute up to 20% of such employee's base pay and ComEd and the Indiana Company match such contribution equal to 70% of up to the first 5% of contributed base salary. During 1994, 1993 and 1992, ComEd and the Indiana Company contributed $22,750,000, $21,948,000 and $20,023,000, respectively.

(13) POSTRETIREMENT HEALTH CARE BENEFITS

  ComEd and the Indiana Company provide certain postretirement health care benefits for retirees and their dependents and for the surviving dependents of eligible employees and retirees. Substantially all of the employees become eligible for postretirement health care benefits when they reach retirement age while working for the companies. ComEd and the Indiana Company fund the liability for postretirement health care benefits through a trust fund based upon actuarially determined contributions that take into account the amount deductible for income tax purposes. Actuarial valuations were determined as of January 1, 1994 and 1993.

  For the years 1980 through 1992, the liability for postretirement health care benefits and the related provisions for postretirement health care were accrued based on the aggregate cost actuarial method and attributed over participants' employment periods from the date of hire to the retirement date. On January 1, 1993, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, was adopted, which requires that the liability and related provisions for postretirement benefits be determined based on the projected unit credit actuarial cost method and attributed over employment periods of plan participants to the date of eligibility for postretirement benefits rather than over the entire

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES employment period. By adopting the new standard in January 1993, ComEd and the Indiana Company estimate that for the year 1993, postretirement costs increased $20 million, resulting in a decrease in 1993 net income of $10 million or $0.05 per common share, net of income taxes and the portion of the costs charged to construction. The transition obligation shown in the following schedule is being amortized over 20.6 years.

  The funded status of the plan at December 31, 1994 and 1993 was as follows:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1994         1993
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated
 postretirement health care obligation:
  Retirees..........................................  $  (524,000) $  (434,000)
  Active fully eligible participants................       (7,000)     (72,000)
  Other participants................................     (560,000)    (591,000)
                                                      -----------  -----------
  Accumulated benefit obligation....................  $(1,091,000) $(1,097,000)
Fair value of plan assets, invested primarily in S&P
 500 common stocks, equity and fixed income mutual
 funds, and U.S. Government and listed corporate ob-
 ligations..........................................      502,000      457,000
                                                      -----------  -----------
Plan assets less than accumulated postretirement
 health care obligation.............................  $  (589,000) $  (640,000)
Unrecognized transition obligation..................      531,000      559,000
Unrecognized net gain...............................      (60,000)      (6,000)
                                                      -----------  -----------
Accrued liability for postretirement health care....  $  (118,000) $   (87,000)
                                                      ===========  ===========

  For 1993 and 1994, different health care cost trends are used for pre-Medicare and post-Medicare expenses. Pre-Medicare trend rates are 14.5% for 1993 grading down in 0.5% annual increments to 5%. Post-Medicare trend rates are 12% for 1993 grading down in 0.5% annual increments to 5%. The effect of a 1% increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement health care obligation at January 1, 1994 by approximately $200 million and increase the aggregate of the service and interest cost components of plan costs by approximately $28 million for the year 1994. The assumed discount rates used were 8.0% and 7.5% at December 31, 1994 and 1993, respectively, and was 7.5% for the years 1994 and 1993. The annual long-term rate of return on plan assets was 9.5%, or 9.1% for the year 1993 and 9.04% for the year 1994, after including income tax effects.

  The components of postretirement health care costs, portions of which were recorded as components of construction costs, for 1994 and 1993 were as follows:

                                                         1994         1993
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
      Service cost................................... $    47,000  $    45,000
      Interest cost on accumulated benefit obliga-
       tion..........................................      81,000       74,000
      Actual loss (return) on plan assets............       9,000      (41,000)
      Amortization of transition obligation..........      29,000       29,000
      Other..........................................     (49,000)       9,000
                                                      -----------  -----------
                                                      $   117,000  $   116,000
                                                      ===========  ===========

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(14) INCOME TAXES

  The components of the net deferred income tax liability at December 31, 1994 and 1993 were as follows:

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1994        1993
                                                        ----------  ----------
                                                            (THOUSANDS OF
                                                              DOLLARS)
Deferred income tax liabilities:
  Accelerated cost recovery and liberalized deprecia-
   tion, net of removal costs.......................... $3,266,930  $3,095,855
  Overheads capitalized................................    266,159     286,287
  Repair allowance.....................................    210,655     210,302
  Regulatory assets recoverable through future rates...  1,791,395   1,863,587
Deferred income tax assets:
  Postretirement benefits..............................   (177,991)   (134,590)
  Unbilled revenues....................................    (90,396)    (98,164)
  Loss carryforward....................................    (10,090)   (175,197)
  Alternative minimum tax..............................   (283,331)   (137,328)
  Unamortized investment tax credits to be settled
   through future rates................................   (471,058)   (489,891)
  Other regulatory liabilities to be settled through
   future rates........................................   (179,755)   (236,236)
  Other--net...........................................    (58,999)    (80,172)
                                                        ----------  ----------
Net deferred income tax liability...................... $4,263,519  $4,104,453
                                                        ==========  ==========

The $159 million increase in the net deferred income tax liability from December 31, 1993 to December 31, 1994 is comprised of a $156 million net increase to deferred income tax expense and a $3 million increase in regulatory assets net of regulatory liabilities pertaining to income taxes for the year.

  The components of net income tax expense charged to continuing operations for the years 1994, 1993 and 1992 were as follows:

                                                    1994      1993      1992
                                                  --------  --------  --------
                                                    (THOUSANDS OF DOLLARS)
Electric operating income:
  Current income taxes........................... $160,214  $(27,553) $161,388
  Deferred income taxes..........................  169,307   123,383   142,895
  Investment tax credits deferred--net...........  (28,757)  (29,424)  (32,506)
Other (income) and deductions....................  (23,062)  (31,655)   (6,537)
                                                  --------  --------  --------
Net income taxes charged to continuing opera-
 tions........................................... $277,702  $ 34,751  $265,240
                                                  ========  ========  ========

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1994, 1993 and 1992:

                                                     1994      1993      1992
                                                   --------  --------  --------
Pre-tax book income (in thousands)................ $701,648  $137,453  $779,221
Effective income tax rate.........................     39.6%     25.3%     34.0%

  The principal differences between net income taxes charged to continuing operations and the amounts computed at the federal statutory rate of 35% for the years 1994 and 1993 and 34% for 1992 were as follows:

                                                     1994      1993      1992
                                                   --------  --------  --------
                                                     (THOUSANDS OF DOLLARS)
Federal income taxes computed at statutory rate..  $245,577  $ 48,109  $264,935
Equity component of AFUDC which was excluded from
 taxable income..................................    (7,920)   (7,216)   (6,786)
Amortization of investment tax credits...........   (28,810)  (29,421)  (26,560)
State income taxes, net of federal income taxes..    40,140    13,138    43,455
Differences between book and tax accounting, pri-
 marily property related deductions..............    26,505     2,063       250
Other--net.......................................     2,210     8,078   (10,054)
                                                   --------  --------  --------
Net income taxes charged to continuing opera-
 tions...........................................  $277,702  $ 34,751  $265,240
                                                   ========  ========  ========

  Current federal income tax liabilities were recorded that include excess amounts of AMT over the regular federal income tax, which amounts were also recorded as decreases to deferred federal income taxes. The excess amounts of AMT can be carried forward indefinitely as a credit against future years' regular federal income tax liabilities. In 1993, a loss was recorded for income tax purposes which may be carried forward through 2008. It is currently expected that the loss carryforward will be utilized by the expiration date.

  Effective January 1, 1993, SFAS No. 109 was adopted. SFAS No. 109 requires an asset and liability approach to accounting for income taxes which replaces the deferred method formerly used. Under the asset and liability approach, the deferred income tax liability represents the income tax effect of temporary differences between financial accounting and income tax bases of assets and liabilities and is determined at the presently enacted income tax rates. The SFAS No. 109 adjustments to ComEd's deferred income tax liability related to utility operations represents income taxes recoverable or returnable through future rates and have been recorded as regulatory assets and regulatory liabilities on the Consolidated Balance Sheets. The cumulative effect of the change in the method of accounting for income taxes resulted in an increase to net income in 1993 of $9.7 million or $0.05 per common share, due primarily to the reduction of deferred income taxes on nonregulated activities (primarily nonconsolidated subsidiaries) accrued in prior years at income tax rates in excess of the presently enacted income tax rates. The effect of the implementation entry on regulated activities was to record regulatory assets of $1,546 million primarily related to the equity component of AFUDC which was recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for which the related tax effects were not previously recorded; regulatory liabilities of $577 million primarily related to recognition of the deferred income tax effects of unamortized investment tax credits and to the changes in prior years' income tax rates; and a net increase to the deferred income tax liability of $969 million.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(15) TAXES, EXCEPT INCOME TAXES

  Provisions for taxes, except income taxes, for the years 1994, 1993 and 1992 were as follows:

                                                       1994     1993     1992
                                                     -------- -------- --------
                                                       (THOUSANDS OF DOLLARS)
      Illinois public utility revenue............... $211,263 $199,498 $204,004
      Illinois invested capital.....................  109,373  111,126  107,207
      Municipal utility gross receipts..............  145,011  107,232  129,250
      Real estate...................................  180,221  162,560  162,151
      Municipal compensation........................   72,647   56,878   73,323
      Other--net....................................   69,281   64,619   67,974
                                                     -------- -------- --------
                                                     $787,796 $701,913 $743,909
                                                     ======== ======== ========

(16) LEASE OBLIGATIONS

  On November 23, 1993, ComEd consolidated its nuclear fuel lease arrangements into a new arrangement. Under the new arrangement, ComEd may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $700 million (consisting of $300 million of commercial paper or bank borrowings and $400 million of intermediate term notes) to finance the transactions. The commercial paper/bank borrowing portion currently will expire on November 23, 1996, but ComEd plans to ask for an extension of the expiration date. At December 31, 1994, ComEd's obligation to the lessor for leased nuclear fuel amounted to $617 million. ComEd has agreed to make lease payments which cover the amortization of the nuclear fuel used in ComEd's reactors plus the lessor's related financing costs. ComEd has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.

  Future minimum rental payments, net of executory costs, at December 31, 1994 for capital leases are estimated to aggregate $615 million, including $239 million in 1995, $159 million in 1996, $108 million in 1997, $51 million in 1998, $37 million in 1999 and $21 million in 2000-2002. The estimated interest component of such rental payments aggregates $57 million. The estimated portions of obligations due within one year under capital leases are included in current liabilities and approximated $147 million and $166 million at December 31, 1994 and 1993, respectively.

  Future minimum rental payments at December 31, 1994 for operating leases are estimated to aggregate $148 million, including $9 million in 1995, $9 million in 1996, $9 million in 1997, $8 million in 1998, $8 million in 1999 and $105 million in 2000-2024.

(17) INVESTMENTS IN URANIUM-RELATED PROPERTIES

  In May 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by approximately $33.8 million or $0.16 per common share.

(18) JOINT PLANT OWNERSHIP

  ComEd has a 75% undivided ownership interest in the Quad-Cities nuclear generating station. Further, ComEd is responsible for 75% of all costs which are charged to appropriate investment, operation or maintenance accounts and provides its own financing. At December 31, 1994, for its share of ownership in the station, ComEd had an investment of $537 million in production and transmission plant in service (before reduction of $172 million for the related accumulated provision for depreciation) and $76 million in construction work in progress.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

(19) COMMITMENTS AND CONTINGENT LIABILITIES

  Purchase commitments, principally related to construction and nuclear fuel, approximated $1,210 million at December 31, 1994. In addition, ComEd has substantial commitments for the purchase of coal under long-term contracts. ComEd's coal costs are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal were renegotiated during 1992 effective as of January 1, 1993, to provide, among other things, for significant reductions in the delivered price of the coal over the duration of the contracts. However, the renegotiated contracts provide for the purchase of certain coal at prices substantially above currently prevailing market prices and ComEd has significant purchase commitments under its contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," for additional information regarding ComEd's purchase commitments.

  ComEd is a member of NML, established to provide insurance coverage against property damage to members' nuclear generating facilities. The members are subject to a retrospective premium adjustment in the event losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NML to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident. However, ComEd could be subject to a maximum assessment of approximately $57 million in any policy year, in the event losses exceed accumulated reserve funds.

  ComEd also is a member of NEIL, which provides insurance coverage against the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units and coverage for property losses in excess of $500 million occurring at nuclear stations. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NEIL to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident under the replacement power coverage and the property damage coverage. However, ComEd could be subject to maximum assessments, in any policy year, of approximately $28 million and $89 million in the event losses exceed accumulated reserve funds under the replacement power and property damage coverages, respectively.

  The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, ComEd would currently be subject to a maximum assessment of $991 million in the event of an incident, limited to a maximum of $125 million in any calendar year.

  In addition, ComEd participates in the American Nuclear Insurers and Mutual Atomic Energy Liability Underwriters Master Worker Program which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. The coverage applies to workers whose "nuclear related employment" began after January 1, 1988. ComEd would currently be subject to a maximum assessment of approximately $37 million in the event losses exceed accumulated reserve funds.

  Shareholder derivative lawsuits were filed on October 1, 1992 and on April 14, 1993 in the Circuit Court against current and former directors of ComEd alleging that they breached their fiduciary duty and duty of care to ComEd in connection with the management of the activities associated with the construction of ComEd's four most recently completed nuclear generating units. The lawsuits sought restitution to ComEd by the defendants for unquantified and undefined losses and costs alleged to have been incurred by ComEd. Both lawsuits were dismissed by the Circuit Court; however, appeals are pending before the Illinois Appellate Court.

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

  During 1989 and 1991, actions were brought in federal and state courts in Colorado against ComEd and its subsidiary, Cotter, seeking unspecified damages and injunctive relief based on allegations that Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. In February 1994, a federal jury returned nominal dollar verdicts on eight bellwether plaintiffs' claims in these cases. Plaintiffs have appealed those judgments. Although the remaining cases will necessarily involve the resolution of numerous contested issues of fact and law, ComEd's determination is that these actions will not have a material impact on its financial position or results of operations.

  ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. ComEd and its subsidiaries are or are likely to become parties to proceedings initiated by the U.S. EPA, state agencies and/or other responsible parties under CERCLA with respect to a number of sites, including MGP sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA.

  ComEd generally did not operate MGPs as a corporate entity but did, however, acquire MGP sites as part of the absorption of smaller utilities and as vacant real estate on which ComEd facilities have been constructed. To date, ComEd has identified 44 former MGP sites for which it may be liable for remediation. ComEd presently estimates that its costs of former MGP site investigation and remediation will aggregate from $25 million to $150 million in current-year
(1995) dollars. It is expected that the costs associated with investigation and remediation of former MGP sites will be incurred over a period of approximately 20 to 30 years. Because ComEd is not able to determine the most probable liability for such MGP costs, in accordance with accounting standards, a reserve of approximately $25 million has been recorded as of December 31, 1994 and 1993, which reflects the low end of the range of ComEd's estimate of the liability associated with former MGP sites. In addition, as of December 31, 1994 and 1993, a reserve of $8 million and $5 million, respectively, has been recorded representing ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. ComEd presently estimates that its costs of investigating and remediating the former MGP and other remediation sites pursuant to CERCLA and state environmental laws will not have a material impact on the financial position or results of operations of ComEd and subsidiary companies. These cost estimates are based on currently available information regarding the responsible parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated.

  The Clean Air Amendments require reductions in sulfur dioxide emissions from ComEd's Kincaid station. The Clean Air Amendments also bar future utility sulfur dioxide emissions except to the extent utilities hold allowances for their emissions. Allowances which authorize their holder to emit sulfur dioxide have been issued by the U.S. EPA based largely on historical levels of sulfur dioxide emissions. These allowances are transferable and marketable. ComEd's ability to increase generation in the future to meet expected increased demand for electricity will depend in part on ComEd and the Indiana Company's ability to acquire additional allowances or to reduce emissions below otherwise allowable levels from their existing generating plants. In addition, the Clean Air Amendments require studies to determine what controls, if any, should be imposed on utilities to control air toxic emissions, including mercury. ComEd's Clean Air Compliance Plan for Kincaid station was approved by the ICC on July 8, 1993. In late 1993, however, a federal court declared the Illinois law under which the approval was received to be unconstitutional and compliance plans prepared and approved in reliance on the law to be void. In January 1995, the federal court's decision was affirmed by the U.S. Court of Appeals. It is not known whether a petition for rehearing or further appeals will be filed. Under the Compliance Plan approved by

              COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

                    NOTES TO FINANCIAL STATEMENTS--CONCLUDED the ICC, ComEd would have been allowed to burn low sulfur Illinois coal at Kincaid station without the installation of pollution control equipment for the years 1995 through 1999, and to purchase any necessary emission allowances that are expected to be available under the Clean Air Amendments during this period. Also, under the Plan, ComEd expected to install pollution control equipment for Kincaid station by the year 2000. When the final outcome of the federal litigation is known, ComEd will determine whether any changes are required.

(20) QUARTERLY FINANCIAL INFORMATION

                                                             NET          AVERAGE   EARNINGS
                                    ELECTRIC               INCOME        NUMBER OF   (LOSS)
                          ELECTRIC  OPERATING     NET     (LOSS) ON       COMMON      PER
                         OPERATING   INCOME     INCOME     COMMON         SHARES     COMMON
 THREE MONTHS ENDED       REVENUES   (LOSS)     (LOSS)      STOCK       OUTSTANDING  SHARE
- -------------------      ---------- ---------  ---------  ---------     ----------- --------
                                       (THOUSANDS EXCEPT PER SHARE DATA)
March 31, 1993.......... $1,483,385 $ 240,840  $  77,212  $  60,575       213,337    $ 0.28
June 30, 1993........... $1,430,547 $ 237,223  $  75,094  $  58,051       213,466    $ 0.27
September 30, 1993...... $1,872,448 $ 456,227  $ 287,123  $ 270,558       213,550    $ 1.27
December 31, 1993....... $  474,060 $(529,351) $(326,989) $(342,796)(a)   213,680    $(1.60)
March 31, 1994.......... $1,524,750 $ 213,014  $  51,565  $  36,020       213,780    $ 0.17
June 30, 1994........... $1,432,166 $ 184,891  $  (7,856) $ (23,339)      213,923    $(0.11)
September 30, 1994...... $1,855,532 $ 443,138  $ 283,608  $ 266,642       214,138    $ 1.25
December 31, 1994....... $1,465,073 $ 247,539  $  96,629  $  79,696       214,190    $ 0.37

- --------
(a) See Note 2 for information concerning the Rate Matters Settlement, which lowered the level of ComEd's rates and provided for substantial customer refunds, and the Fuel Matters Settlement, which provided for payments to customers.